UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

COMMSCOPE HOLDING COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 20, 2018

Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders (the “Annual Meeting”) of CommScope Holding Company, Inc., a Delaware corporation (the “Company”), to be held on Friday, May 4, 2018 at 1:00 p.m., local time, at JPMorgan Chase, 383 Madison Avenue, New York, NY 10017.

At the Annual Meeting, we will review the Company’s activities in 2017, as well as the outlook for 2018. Details of the business to be conducted and the matters to be considered at the Annual Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement.

You will also find information regarding the matters to be voted on in the attached Notice of Annual Meeting and Proxy Statement. We are sending our stockholders a notice regarding the availability of this Proxy Statement, our 2017 Annual Report to Stockholders and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. You may request a paper copy of these materials using one of the methods described in the materials.

Whether or not you attend in person, it is important that your shares be represented and voted at the meeting. I urge you to sign, date and return the enclosed proxy card, or vote via the Internet or by telephone as directed on the proxy card, at your earliest convenience. You are, of course, welcome to attend the Annual Meeting and vote in person, even if you have previously returned your proxy card or voted over the Internet or by telephone.

Sincerely,

Marvin S. Edwards, Jr.

President and Chief Executive Officer

COMMSCOPE HOLDING COMPANY, INC.

1100 CommScope Place, SE

Hickory, North Carolina 28602

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	1:00 p.m., local time, on Friday, May 4, 2018

Place:	JPMorgan Chase 383 Madison Avenue
New York, NY 10017
Who Can Vote:	Only holders of our common stock at the close of business on March 6, 2018 will be entitled to receive notice of, and to vote at, the Annual Meeting.

Annual Report:	Our 2017 Annual Report to Stockholders accompanies but is not part of these proxy materials.

Proxy Voting:

Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or, if you request printed copies of the proxy materials by mail, by signing, dating and returning the enclosed proxy card or voting instruction form will save the expenses and extra work of additional solicitation. If you request printed copies of the proxy materials by mail and you wish to vote by mail, we have enclosed an envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted by delivering to the Company a subsequently executed proxy or a written notice of revocation or by voting in person at the Annual Meeting.

Items of Business:	• To elect three Class II directors for terms ending at the 2021 Annual Meeting of Stockholders;

• To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018;

• To approve, on a non-binding advisory basis, the compensation paid to our named executive officers; and

• To transact any other business that may properly come before the Annual Meeting.

Date of Mailing:	A Notice of Internet Availability of Proxy Materials or this Proxy Statement are first being mailed to stockholders on or about March 20, 2018.

BY ORDER OF THE BOARD OF DIRECTORS,
Sincerely,

Frank B. Wyatt, II
Secretary
March 20, 2018

TABLE OF CONTENTS

PROXY SUMMARY	1	AUDIT MATTERS	32

PROXY STATEMENT	6	PROPOSAL No. 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	32

Questions and Answers About the Annual Meeting and Voting	6
		Audit Committee Report	34

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS	11	EXECUTIVE COMPENSATION	36

		PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	36
PROPOSAL No. 1: ELECTION OF DIRECTORS	11
		Compensation Discussion and Analysis	37
Policies on Corporate Governance	17	Key 2017 Financial Performance Highlights	38
Board Leadership Structure	17	Executive Compensation Objectives and Elements	39
The Board’s Role in Management’s Succession Planning	17	2017 Compensation Analysis	41
		Employment, Severance and Change in Control Arrangements	47
The Board’s Role in Risk Oversight	18
Director Independence	18	Hedging and Pledging Policies	47
Nominations for Directors	18	Stock Ownership Guidelines	48
Director Qualifications	19	Summary Compensation Table for 2017	49
Board Composition	19	Grants of Plan-Based Awards in 2017	50
Board and Committee Evaluations	20	Narrative Supplement to Summary Compensation Table for 2017 and Grants of Plan-Based Awards in 2017 Table	50
Stockholder Communications with Board of Directors
Directors	20
Board Meetings, Attendance and Executive Sessions	20	Outstanding Equity Awards at December 31, 2017	51
Board Committees	20	Option Exercises and Stock Vested for 2017	52
Compensation Committee Interlocks and Insider	22	Nonqualified Deferred Compensation for 2017	52
Participation		Nonqualified Deferred Compensation	53
Director Compensation	22	Potential Payments upon Termination or Change in Control	54
Director Compensation Table for 2017	23
Director Stock Vested for 2017	24	Compensation-Related Risk Assessment	60
		CEO Pay Ratio	60
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	25	Equity Compensation Plan Information	61
		Compensation Committee Report	62

Indemnification Agreements	26	OTHER INFORMATION	63
Employment Agreements	26
EXECUTIVE OFFICERS	27	Stockholder Proposals for the Company’s 2019 Annual Meeting	63
		Available Information	64
BENEFICIAL OWNERSHIP	29	Incorporation by Reference	65
		Notice of Internet Availability of Proxy Materials	66
Beneficial Ownership of our Common Stock	29	ANNEX A – RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES	A-1
Section 16(a) Beneficial Ownership Reporting Compliance	31

PROXY SUMMARY

We provide below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and CommScope 2017 Annual Report before you vote.

The Annual Meeting

Date and Time:	Friday, May 4, 2018
1:00 pm, local time

Place:	JPMorgan Chase
383 Madison Avenue
New York, NY 10017

Record Date:	March 6, 2018

Proposals Up for Vote

The following proposals will be voted on at the Annual Meeting of Stockholders.

		Board’s Recommendation		Page Reference (for more detail)
Item 1.	To elect three Class II directors for terms ending at the 2021 Annual Meeting of Stockholders	✓	FOR Each Nominee	11
Item 2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018	✓	FOR	32
Item 3.	To approve, on a non-binding advisory basis, the compensation paid to our named executive officers	✓	FOR	36

How to Cast Your Vote

Your vote is important! Please cast your vote and play a part in the future of CommScope.

Stockholders of record, who hold shares registered in their names, can vote by:

Internet at	calling 1-800-PROXIES	mail
www.voteproxy.com	toll-free from the	return the signed
	U.S. or Canada	proxy card

The deadline for voting online or by telephone is 11:59 p.m. EDT on May 3, 2018. If you vote by mail, your proxy card must be received before the annual meeting.

2018 Proxy Statement	1

PROXY SUMMARY

Beneficial owners, who own shares through a bank, brokerage firm or other financial institution, can vote by returning the voting instruction form, or by following the instructions for voting via telephone or the Internet, provided by their bank, broker or other organization. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all your shares.

If you are a stockholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote in person at the annual meeting. Even if you plan to attend our annual meeting in person, please cast your vote as soon as possible.

See the “Questions and Answers About the Annual Meeting and Voting” section beginning on page 6 for more details.

Board Nominees (page 11)

CommScope’s Board of Directors currently has 9 members, divided into three classes with staggered three-year terms. The following table provides summary information about each director nominee standing for re-election to the Board of Directors for terms ending at the 2021 Annual Meeting of Stockholders.

Name	Age	Director Since	Professional Background	Independent	Committee Memberships	Board Service
Austin A. Adams	74	2014	Former: Executive VP and Corporate CIO, JPMorgan Chase; CIO, First Union Corporation	Yes	Audit	Current: KeyCorp, Enbridge Inc. Former: The Dun & Bradstreet Corporation, Community One Bancorp, and First Niagara Financial Group, Inc.
Stephen (Steve) C. Gray	59	2011

Former: President and CEO, Syniverse Holdings, Inc.; Senior Advisor, The Carlyle Group; Founder and Chairman, Gray Venture Partners, LLC; President, McLeodUSA Inc.; VP of Business Services, MCI Inc.; Senior VP of National Accounts and Carrier Services, TelecomUSA; Sales management, WilTel Network Services and Clayton W. Williams Companies

				Yes	Compensation	Current: ImOn Communications, LLC, SecurityCoverage, Inc., Involta, LLC, HH Ventures, LLC, and Syniverse Holdings, Inc. Former: Insight Communications, Inc.
L. William (Bill) Krause	75	2011	Current: President, LWK Ventures; Senior Advisor, The Carlyle Group; Board Partner, Andreessen Horowitz Former: Chairman, President and CEO, 3Com Corporation	Yes	Compensation Nominating and Corporate Governance	Current: Coherent, Inc., Veritas Holding, Ltd. Former: Brocade Communications Systems, Inc., Core-Mark Holding Company, Inc., Sybase, Inc.

2018 Proxy Statement	2

PROXY SUMMARY

Corporate Responsibility, Environmental and Sustainability Highlights

CommScope has a solid governance foundation paired with strong environmental and socially focused initiatives and accomplishments that stand out in our sector.

Our primary business is the manufacture of communications infrastructure, and we manufacture most of what we sell. Energy and resource efficiency and sustainable supply chain management are therefore two critical sustainability issues for our company, so we are particularly proud of our achievements in these areas. Highlights include:

•

Achieved a gold rating from EcoVadis (a leading provider of sustainability ratings for global supply chains), the highest CSR rating available for sustainable procurement, ethical and responsible business practices, and environmental management.

•

Reduced greenhouse gas emissions by 77% over the 2008 baseline levels (exceeding our 2020 reduction goal of 65%). We voluntarily report greenhouse gas emissions in our public filings and to the CDP (formerly the Carbon Disclosure Project).

•	Established new 2020 goal (now measured against the 2016 baseline) seeking to reduce greenhouse gas emissions by an additional 25%.
•	Diverted 95% of non-hazardous waste generated in our manufacturing plants away from landfills during 2017.
•	Maintained an award-winning ReelSmart® recycling program, which helps our customers reduce their waste and saves over 20,000 trees annually.
•	Developed a product design process that prioritizes sustainability through all stages of the product lifestyle, further reducing resource consumption.

In addition to our focus on the environment and sustainability, we are committed to ensuring our employees consider CommScope an employer of choice. Highlights include:

•

Heavily focused on a robust ethics and compliance program, including an independent audit function and corporate ethics and compliance officer, a strong Code of Ethics and Business Conduct, policies on anti-corruption and anti-bribery, and a well-publicized whistleblower and investigation program with a strict policy prohibiting retaliation.

•	Chairman received the Bresnan Ethics in Business award in 2017. This award honors men and women in the cable TV industry that exemplify outstanding commitment to business ethics.
•

Conducted an Employee Engagement Survey that is part of our efforts targeted at building on our past success. In response to the survey, we are enhancing career development and growth opportunities for employees. We also intend to increase the speed of our business processes and decisions. By increasing agility and reducing complexity, we will serve our customers better.

You can find more detail on these initiatives and others on our website as part of the Corporate Responsibility & Sustainability discussion at www.commscope.com/About-Us/Corporate-Responsibility-and-Sustainability.

Corporate Governance Highlights (page 11)

CommScope is committed to strong corporate governance, which we believe is important to the success of our business. Our corporate governance practices are described in greater detail in the “Corporate Governance Matters and Committees of the Board of Directors” section. Highlights include:

•	Strong, independent Board with a Lead Independent Director
•	Risk oversight provided by both the appropriate committees and the full Board
•	Regular Board and committee self-evaluations

2018 Proxy Statement	3

PROXY SUMMARY

Executive Compensation Highlights (page 36)

Our executive compensation approach is straightforward and supports our pay for performance philosophy:

•	Significant portion of executive pay is at risk
•	Blend of equity awards, including some that are performance based with multi-year vesting
•	Regular shareholder engagement facilitated by the annual say on pay vote
•	A compensation approach that seeks to eliminate incentives for excessive risk taking, and prohibits margin accounts and pledging of Company shares

The principal objectives of our named executive officer (NEO) pay include:

•	Competitive pay - allows us to attract top talent and to retain those employees by rewarding outstanding achievement
•	Pay for performance – by rewarding the results that will enhance near-term performance and drive long-term sustainable returns
•	Alignment with stockholders – through performance goals and by setting meaningful equity ownership guidelines

(1)	Compensation that varies based on company performance and/or changes in our stock price is considered at-risk.

2018 Proxy Statement	4

PROXY SUMMARY

Compensation Discussion and Analysis Highlights (page 37)

The following table summarizes the primary elements of our executive compensation program for 2017.

Compensation Element	Purpose	Link to Performance	2017 Results
Base Salary	Recognize performance of job responsibilities as well as attract and retain individuals with superior talent.	Determined based on job scope, experience and market competitiveness.	Our CEO’s base salary increased by 3.4% in 2017. Base salaries for our named executive officers also increased an average of 3.4% in 2017.
Annual Incentive Plan (AIP) Bonus Awards	Provide short-term incentives linked directly to achievement of financial objectives.	Value earned is based on the level of achievement against predetermined Adjusted Operating Income (AOI), Adjusted Free Cash Flow and Corporate Revenue goals.

We did not attain threshold performance for the AOI and Corporate Revenue performance metrics for 2017. Performance of the Adjusted Free Cash Flow metric was slightly higher than the threshold level, resulting in AIP payouts equal to 16.33% of AIP overall target opportunity.

Stock Options	Directly link senior management’s and stockholders’ interests by tying long-term incentive to stock price appreciation.	The realized value of stock options is based on stock price performance for up to 10 years.	2017 stock options vest in equal installments over three years, beginning on the first anniversary of the grant date.
Restricted Stock Units (RSUs)	Provide a strong retention element of compensation while providing alignment of executive and stockholders’ interests.	The realized value of RSUs is based on stock price performance over the vesting period.	2017 RSUs vest in equal installments over three years, beginning on the first anniversary of the grant date.
Performance Share Units (PSUs)	Provide a strong retention element along with aligning compensation with our business strategy and the long-term creation of stockholder value.	The number of PSUs earned is based on the level of achievement of AOI goals for a one-year performance period. Value realized also varies based on stock price performance over the vesting period.	We did not attain threshold AOI goals for 2017. As a result, the PSUs granted in 2017 were forfeited.

2018 Proxy Statement	5

PROXY STATEMENT

Annual Meeting of Stockholders

May 4, 2018

This proxy statement and accompanying proxy (the “Proxy Statement”) are being furnished to the stockholders of CommScope Holding Company, Inc., a Delaware corporation (the “Company” or “CommScope”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board” or the “Board of Directors”) for use at the Annual Meeting of Stockholders, and at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of 2018 Annual Meeting of Stockholders. The Annual Meeting will be held on May 4, 2018 at 1:00 p.m., local time, at JPMorgan Chase, 383 Madison Avenue, New York, NY 10017.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive a Notice of Internet Availability of Proxy Materials?

You are receiving this Proxy Statement because you owned shares of CommScope common stock at the close of business on March 6, 2018 (the “Record Date”), and that entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting.

We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about March 20, 2018, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice contains instructions about how to access our proxy materials and vote via the Internet or telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock outstanding at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, 191,896,322 shares of our common stock were issued and outstanding. Each share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

The presence at the Annual Meeting in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the Annual Meeting, or 95,948,162 shares, will constitute a quorum for the transaction of business at the Annual Meeting.

2018 Proxy Statement	6

PROXY STATEMENT

What will I be voting on at the Annual Meeting and how does the Board recommend that I vote?

There are three proposals that stockholders will vote on at the Annual Meeting:

•	Proposal No. 1—Election of three Class II directors to serve until the 2021 Annual Meeting of Stockholders;
•	Proposal No. 2—Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018;
•	Proposal No. 3—Advisory vote to approve the compensation paid to our named executive officers.

The Board recommends that you vote:

•	Proposal No. 1—FOR the election of each of the three nominees to the Board;
•	Proposal No. 2—FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018;
•	Proposal No. 3—FOR the advisory vote to approve the compensation paid to our named executive officers.

Each of Philip M. Armstrong, Jr. and Michael D. Coppin has been selected by our Board to serve as a proxy holder for the Annual Meeting. All shares of our common stock represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified in the proxy by the stockholder. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of the Board.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “stockholder of record.” The Notice has been or will be sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in street name. The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.

How do I vote?

Stockholder of Record. If you are a stockholder of record, you may vote by using any of the following methods:

•

Through the Internet. You may vote by proxy through the Internet by following the instructions on the Notice or the instructions on the proxy card (if you request printed copies of the proxy materials by mail).

•	By Telephone. You may vote by proxy by calling the toll-free telephone number shown on the proxy card and following the recorded instructions.
•

By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back to the Company in the envelope provided.

2018 Proxy Statement	7

PROXY STATEMENT

•

In Person at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person. We encourage you, however, to vote through the Internet, by telephone or by mailing us your proxy card even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares, you may vote by using any of the following methods:

•

Through the Internet. You may vote by proxy through the Internet by following the instructions provided in the Notice and the voting instruction form provided by your broker, bank or other holder of record.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the voting instruction form and following the recorded instructions.
•

By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back to the record holder in the envelope provided.

•

In Person at the Annual Meeting. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

If you received more than one Notice, proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice, proxy card and voting instruction form to ensure that all your shares are voted.

May I change my vote after I have submitted a proxy?

If you are a stockholder of record, you have the power to revoke your proxy at any time by:

•	delivering to our Corporate Secretary an instrument revoking the proxy;
•	delivering a new proxy in writing, through the Internet, by telephone or by mail, dated after the date of the proxy being revoked; or
•	attending the Annual Meeting and voting in person (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting.

Who will serve as the proxy tabulator and inspector of election?

A representative from American Stock Transfer & Trust Company, LLC, will serve as the independent inspector of election and will tabulate votes cast by proxy or in person at the Annual Meeting. We will report the results in a Form 8-K filed with the Securities and Exchange Commission (the “Commission”) within four business days of the Annual Meeting.

2018 Proxy Statement	8

PROXY STATEMENT

How will abstentions and “broker non-votes” be counted?

The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.

If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Proposal No. 2). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1) or the advisory vote on the compensation paid to our named executive officers (Proposal No. 3). If your record holder does not receive instructions from you on how to vote your shares on Proposals 1 or 3, your record holder will inform the inspector of election that it does not have the authority to vote on that proposal with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether a quorum is present, but they will not be counted in determining the outcome of the vote.

What vote is required to approve each proposal?

The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
No. 1—Election of directors

Each director will be elected by a vote of a majority of the votes cast with respect to that director, meaning the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

Abstentions and broker non-votes will not affect the outcome of the vote.
No. 2—Ratification of appointment of independent registered public accounting firm	Approval by a majority of the voting power of the shares entitled to vote and represented in person or by proxy.	Abstentions will count as votes against the proposal.
No. 3—Advisory vote to approve compensation paid to our named executive officers	Approval by a majority of the voting power of the shares entitled to vote and represented in person or by proxy.	Abstentions will count as votes against the proposal; broker non-votes will not affect the outcome of the vote.

Who is paying for the cost of this proxy solicitation?

Our Board is soliciting the proxy accompanying this Proxy Statement. We will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay brokers, banks and certain other holders of record holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, for the expense of forwarding solicitation materials to the beneficial owners. The Company has retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of proxies from stockholders. Morrow Sodali LLC will receive a solicitation fee of approximately $10,000, plus reimbursement of certain out-of-pocket expenses.

2018 Proxy Statement	9

PROXY STATEMENT

What do I need to do to attend the meeting in person?

In order to be admitted to the Annual Meeting, you must present proof of ownership of CommScope stock as of the close of business on the Record Date. This can be:

•	a brokerage statement or letter from a bank or broker that is a record holder indicating your ownership of CommScope stock as of the close of business on March 6, 2018;
•	a printout of the proxy distribution email (if you received your materials electronically);
•	a proxy card;
•	a voting instruction form; or
•	a legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders entitled to vote at the Annual Meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m. Eastern Time, at our offices at 1100 CommScope Place, SE, Hickory, North Carolina 28602. If you would like to view the stockholder list, please contact our Corporate Secretary to schedule an appointment.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

To reduce costs and reduce the environmental impact of our Annual Meeting, we have adopted a procedure approved by the Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only a single copy of our Proxy Statement and 2017 Annual Report, unless we have received contrary instructions from such stockholder. Stockholders who participate in householding will continue to receive separate proxy cards and Notices.

We will promptly deliver, upon written or oral request, individual copies of the proxy materials to any stockholder that received a householded mailing. If you are a stockholder of record and would like an additional copy of the Proxy Statement or 2017 Annual Report, please contact our Corporate Secretary by mail at 1100 CommScope Place, SE, Hickory, North Carolina 28602 or by phone at (828) 324-2200. If you are a beneficial owner, you may contact the broker or bank where you hold the account.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Proxy Statement and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, NY 11219 or by phone at (800) 937-5449.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, our Board is not aware of any matters, other than those described in this Proxy Statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the Annual Meeting, however, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.

2018 Proxy Statement	10

CORPORATE GOVERNANCE MATTERS AND COMMITTEES

OF THE BOARD OF DIRECTORS

PROPOSAL No. 1:

ELECTION OF DIRECTORS

Our company is governed by a board of directors. Pursuant to our certificate of incorporation, the precise number of directors shall be fixed, and may be altered from time to time, exclusively by a Board resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The number of directors constituting our whole Board is currently fixed at nine. Our directors are divided into three classes with staggered three-year terms so that the term of one class expires at each annual meeting of stockholders. Three nominees will be proposed for election as Class II directors at the Annual Meeting on May 4, 2018.

It is intended that the persons named in the accompanying proxy will vote to elect the nominees listed below unless authority to vote is withheld. The elected directors will serve until the annual meeting of stockholders in 2021 or until an earlier resignation or retirement or until their successors are elected and qualify to serve.

All the nominees are presently serving as directors of the Company. The nominees have agreed to be named in this proxy statement, stand for re-election and serve if elected. However, if for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee designated by our Board, or the Board may determine to leave the vacancy temporarily unfilled.

Nominees for Election as Class II Directors

Austin A. Adams Age: 74 Director Since: 2014 Committees: Audit

Mr. Adams became a member of our Board of Directors in 2014 and serves on our Audit Committee. He served as Executive Vice President and Corporate Chief Information Officer of JPMorgan Chase from 2004 (upon the merger of JPMorgan Chase and Bank One Corporation) until his retirement in 2006. Prior to the merger, Mr. Adams served as Executive Vice President and Chief Information Officer of Bank One from 2001 to 2004. Prior to joining Bank One, he was Chief Information Officer at First Union Corporation (now Wells Fargo & Co.) from 1985 to 2001. Mr. Adams is also a director of the following public companies: KeyCorp and Enbridge Inc. (formerly Spectra Energy, Inc). He formerly served as a director of the following public companies: The Dun & Bradstreet Corporation, CommunityOne Bancorp, and First Niagara Financial Group, Inc.

Skills and Qualifications:

The Board has concluded that Mr. Adams should serve as a director because he brings significant experience in information technology, has significant public company directorship and committee experience and has significant core business skills, including technology and strategic planning.

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CORPORATE GOVERNANCE

Stephen (Steve) C. Gray Age: 59 Director Since: 2011 Committees: Compensation (Chair)

Mr. Gray became a member of our Board of Directors in 2011 and serves as the Chair of our Compensation Committee. Mr. Gray was President and CEO of Syniverse Holdings, Inc., from 2015 to 2018, a position he also held on an interim basis from August 2014 to February 2015. From 2007 to 2015, he served as a Senior Advisor to The Carlyle Group. Mr. Gray is the Founder and Chairman of Gray Venture Partners, LLC a private investment company and previously served as President of McLeodUSA Incorporated from 1992 to 2004. Prior to joining McLeodUSA, he served from 1990 to 1992 as Vice President of Business Services at MCI Inc. and before that, from 1988 to 1990, he served as Senior Vice President of National Accounts and Carrier Services for TelecomUSA. From 1986 to 1988, Mr. Gray held a variety of sales management positions with WilTel Network Services and the Clayton W. Williams Companies, including ClayDesta Communications Inc. Mr. Gray serves as the Chairman of the following private companies: ImOn Communications, LLC, SecurityCoverage, Inc., Involta, LLC and HH Ventures, LLC. He also serves on the board of directors of Syniverse Holdings, Inc. and previously served on the board of directors of Insight Communications, Inc.

Skills and Qualifications:

The Board of Directors has concluded that Mr. Gray should serve as a director because he has significant core business skills, including financial and strategic planning for entrepreneurial to large businesses, and has extensive experience as a director.

L. William (Bill) Krause Age: 75 Director Since: 2011 Committees: Compensation Nominating and Corporate Governance

Mr. Krause became a member of our Board of Directors in 2011 and serves as a member of our Compensation Committee and Nominating and Corporate Governance Committee. Mr. Krause has been President of LWK Ventures, a private advisory and investment firm, since 1991. He also currently serves as a Senior Advisor to The Carlyle Group and a Board Partner at Andreessen Horowitz. In addition, Mr. Krause served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves on the board of directors of Coherent, Inc., a leading supplier of Photonic-based systems. He also serves as Chairman of the Board of Veritas Holding, Ltd., an information management leader which is privately held. Mr. Krause previously served as a director of the following public companies: Brocade Communication Systems, Inc., Core-Mark Holding Company, Inc., and Sybase, Inc.

Skills and Qualifications:

The Board of Directors has determined that Mr. Krause should serve as a director because of his years of executive leadership and management experience in the high technology industry and his service on the boards of other public companies and committees thereof.

The Board of Directors of the Company recommends a vote “FOR” each of the foregoing nominees for election as Class II directors. Proxies will be voted “FOR” each nominee, unless otherwise specified in the proxy.

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CORPORATE GOVERNANCE

Directors Continuing in Office

Continuing Class III Directors with Terms Expiring at the 2019 Annual Meeting of Stockholders

Marvin (Eddie) S. Edwards, Jr. Age: 69 Director Since: 2011 Committees: None

Mr. Edwards became our President and Chief Executive Officer and a member of our Board of Directors in 2011. From 2010 to 2011, Mr. Edwards was our President and Chief Operating Officer. Prior to that, Mr. Edwards served as our Executive Vice President of Business Development and General Manager, Wireless Network Solutions from 2007 to 2010. From 2005 to 2007, he served as our Executive Vice President of Business Development and the Chairman of the Board of Directors of our wholly-owned subsidiary, Connectivity Solutions Manufacturing LLC. Mr. Edwards also served as Director, President and Chief Executive Officer of OFS Fitel, LLC and OFS BrightWave, LLC, a joint venture between our Company and The Furukawa Electric Co. Mr. Edwards has also served in various capacities with Alcatel, including President of Alcatel North America Cable Systems and President of Radio Frequency Systems.

Skills and Qualifications:

The Board of Directors has concluded that Mr. Edwards should serve as a director because he brings extensive experience regarding our business, the management of public and private companies and the telecommunications industry.

Claudius (Bud) E. Watts IV Age: 56 Director Since: 2011 Committees: Compensation Nominating and Corporate Governance

Mr. Watts joined our Board of Directors in 2011, became our Lead Independent Director in November 2017 and is a member of our Compensation Committee and our Nominating and Corporate Governance Committee. He is a private investor and serves as a Senior Advisor to the Carlyle Group, where he was a partner until 2017. Mr. Watts established Carlyle’s Technology Buyout business in 2004 and led it until 2014. Prior to joining Carlyle in 2000, Mr. Watts was a Managing Director in the M&A group of First Union Securities, Inc. which he joined when it acquired Bowles Hollowell Conner & Co., where he was a principal. Mr. Watts also serves as Chairman of the Board of Carolina Financial Corporation (NASDAQ: CARO) and has previously served on the boards of directors of numerous other Carlyle portfolio companies over the past 17 years.

Skills and Qualifications:

The Board of Directors has concluded that Mr. Watts should serve as a director because he brings extensive experience regarding the governance of public and private companies and the technology industry, as well as his financial expertise.

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CORPORATE GOVERNANCE

Timothy T. Yates Age: 70 Director Since: 2013 Committees: Audit (Chair)

Mr. Yates became a member of our Board of Directors following our initial public offering in 2013 (our IPO) and serves as the Chair of our Audit Committee. He served as Monster Worldwide’s Executive Vice President from 2007 until 2013, Chief Financial Officer from 2007 until 2011 and CEO from 2014 to 2016. In addition, he served as a director of Monster Worldwide, Inc., a publicly traded company, from 2007 to 2016. Prior to that, Mr. Yates served as Senior Vice President, Chief Financial Officer and a director of Symbol Technologies, Inc. from 2006 to 2007. From January 2007 to June 2007, he was responsible for the integration of Symbol into Motorola, Inc.’s Enterprise Mobility business. From August 2005 to February 2006, Mr. Yates served as an independent consultant to Symbol. Prior to this, from 2002 to 2005, Mr. Yates served as a partner and Chief Financial Officer of Saguenay Capital, a boutique investment firm. Prior to that, he served as a founding partner of Cove Harbor Partners, a private investment and consulting firm, which he helped establish in 1996. From 1971 through 1995, Mr. Yates held a number of senior leadership roles at Bankers Trust New York Corporation, including serving as Chief Financial and Administrative Officer from 1990 through 1995.

Skills and Qualifications:

The Board of Directors has concluded that Mr. Yates should serve as a director because he has significant core business skills, including financial and strategic planning, and he has significant management experience and financial expertise.

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CORPORATE GOVERNANCE

Continuing Class I Directors with Terms Expiring at the 2020 Annual Meeting of Stockholders

Frank M. Drendel Age: 73 Director Since: 2011 Committees: None

Mr. Drendel has been our Chairman of the Board since 2011. He served as our Chairman of the Board and Chief Executive Officer from 1976 until 2011. Mr. Drendel is a director of the National Cable & Telecommunications Association, the principal trade association of the cable industry in the United States, and was inducted into the Cable Television Hall of Fame in 2002. Mr. Drendel served on the board of directors of Tyco International, Ltd., which was acquired by Johnson Controls International, from 2012 to September 2016. He served as a director of General Instrument Corporation and its predecessors/successors from 1987 to 2000, as a director of Sprint Nextel Corporation from 2005 to 2008 and as a director of Nextel Communications, Inc. from 1997 to 2005.

Skills and Qualifications:

The Board of Directors has concluded that Mr. Drendel should serve as a director because he brings extensive experience regarding our business, the management of public and private companies and the telecommunications industry. See “Compensation Discussion and Analysis—Employment, Severance and Change in Control Arrangements” for more information regarding the employment agreement we have entered into with Mr. Drendel.

Joanne M. Maguire Age: 64 Director Since: 2016 Committees: Nominating and Corporate Governance (Chair)

Ms. Maguire became a director in 2016 and serves as the Chair of our Nominating and Corporate Governance Committee. She served as executive vice president of Lockheed Martin Space Systems Company (SSC), a provider of advanced-technology systems for national security, civil and commercial customers, from 2006 until she retired in 2013. Ms. Maguire joined Lockheed Martin in 2003 and assumed leadership of SSC in 2006. Prior to joining Lockheed Martin, Ms. Maguire was with TRW’s Space & Electronics sector (now part of Northrop Grumman) filling a range of progressively responsible positions from engineering analyst to Vice President and Deputy to the sector’s CEO, serving in leadership roles over programs as well as engineering, advanced technology, manufacturing and business development organizations. Ms. Maguire is on the boards of directors of Visteon Corporation, Charles Stark Draper Laboratory, Tetra Tech, Inc. and previously served on the board of directors of Freescale Semiconductor, Ltd.

Skills and Qualifications:

The Board has concluded that Ms. Maguire should serve as a director because she brings experience gained from holding senior leadership positions within a publicly traded company in the technology sector. The senior leadership positions she has held provide her with experience, including strategic planning, operations, risk management and corporate governance experience, which is particularly valuable to her service on our Board of Directors.

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CORPORATE GOVERNANCE

Thomas J. Manning Age: 62 Director Since: 2014 Committees: Audit

Mr. Manning became a member of our Board in 2014 and serves on our Audit Committee. He was appointed Chairman and Chief Executive Officer (Interim) of Dun & Bradstreet in February 2018 after previously serving as Lead Director and Chair of the Nominating and Corporate Governance Committee. Mr. Manning has been a Lecturer in Law at The University of Chicago Law School, teaching courses on corporate governance, private equity and U.S.-China relations, and innovative solutions, since 2012. Mr. Manning is also a Senior Advisor to The Demand Institute, a joint venture of The Conference Board and The Nielsen Company, and an Affiliated Partner of Waterstone Management Group. Previously, he served as the Chief Executive Officer of Cerberus Asia Operations & Advisory Limited, a subsidiary of Cerberus Capital Management, a global private equity firm, from 2010 to 2012, Chief Executive Officer of Indachin Limited from 2005 to 2009, Chairman of China Board of Directors Limited from 2005 to 2010, and a senior partner with Bain & Company and a member of Bain’s China board and head of Bain’s information technology strategy practice in the Silicon Valley and Asia from 2003 to 2005. Prior to that, Mr. Manning served as Global Managing Director of the Strategy & Technology Business of Capgemini, Chief Executive Officer of Capgemini Asia Pacific, and Chief Executive Officer of Ernst & Young Consulting Asia Pacific, where he led the development of consulting and IT service and outsourcing businesses across Asia from 1996 to 2003. Early in his career, Mr. Manning was with McKinsey & Company, Buddy Systems, Inc. and CSC Index. Mr. Manning is also a director of Clear Media Limited (where he is Chair of the Remuneration Committee). He previously served as a director of iSoftStone Holdings Limited, GOME Electrical Appliances Company, AsiaInfo-Linkage, Inc. and Bank of Communications Co., Ltd.

Skills and Qualifications:

The Board has concluded that Mr. Manning should serve as a director because he brings significant expertise in technology and business operations and innovation on a global scale, has significant public company directorship and committee experience and has significant core business skills, including strategic planning, regulatory matters, partnerships and alliances, and general corporate governance.

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CORPORATE GOVERNANCE

policies on corporate governance

Our Board believes that good corporate governance is important to ensure our business is managed for the long-term benefit of our stockholders. We have adopted a Code of Conduct that applies to all our directors, executive officers and senior financial and accounting officers, as well as a Code of Ethics and Business Conduct that applies to all of our employees. We have also adopted Corporate Governance Guidelines. Current versions of the Code of Conduct, the Code of Ethics and Business Conduct and the Corporate Governance Guidelines, are available on our website at www.commscope.com and will also be provided upon request to any person without charge. Requests should be made in writing to our Corporate Secretary at CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, NC 28602, or by phone at (828) 324-2200. In the event of any amendment or waiver of our Code of Conduct or Code of Ethics and Business Conduct applicable to our directors or executive officers, such amendment or waiver will be posted on our website.

board leadership structure

The Company currently has separate individuals serving in the positions of Chairman of the Board and Chief Executive Officer. The Board of Directors does not have a set policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board regularly evaluates whether the roles of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee of the Company. The Board believes these issues should be considered as part of the Board’s broader oversight and succession planning process. The Board continues to believe that Mr. Drendel is appropriate to serve as non-executive Chairman as he is a founder of the Company and has significant experience in the Company’s industry and in managing through challenging business environments.

Mr. Watts was appointed as Lead Independent Director in November 2017.  Among other things, our Lead Independent Director will preside at all meetings of the independent directors and any Board meeting when the Chairman is not present, advise the Chairman and the CEO as to the Board’s agenda and information to be provided to the Board, and serve as the principal liaison and facilitator between the independent directors and the Chairman and CEO. In addition, our Lead Independent Director has the authority to convene special meetings of the independent directors, responds to stockholder questions directed to the independent directors and is available to major stockholders for consultation and direct communication.

The Board’s Role in Management’s Succession Planning

As reflected in our Corporate Governance Guidelines, the Board’s primary responsibilities include planning for Chief Executive Officer succession and monitoring and advising on management’s succession planning for other executive officers. The Board’s goal is to have a long-term and continuing program for effective senior leadership development and succession. The Board is actively engaged in these endeavors and has a contingency plan in place for emergencies such as the departure, death or disability of the Chief Executive Officer or other executive officers.

The Chief Executive Officer and Chief Human Resources Officer report to the Board at least twice a year on succession planning and management development.

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CORPORATE GOVERNANCE

The board’s role in risk oversight

While risk management is primarily the responsibility of our management, the Board provides overall risk oversight focusing on the most significant risks facing the Company. The Board oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board executes its oversight responsibility for risk management directly and through its committees. The Board’s role in risk oversight has not affected its leadership structure.

The Audit Committee is specifically tasked with reviewing with management, the independent auditors and our legal counsel, as appropriate, our compliance with legal and regulatory requirements and any related compliance policies and programs. The Audit Committee is also tasked with reviewing our financial and risk management policies. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the Audit Committee. The Board’s other committees oversee risks associated with their respective areas of responsibility.

The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the United States and foreign government regulators and risks associated with our business plan and capital structure. In addition, the Board receives reports from members of our management that include discussions of the risks and exposures involved with their respective areas of responsibility, and the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

director independence

Nasdaq listing standards and our Corporate Governance Guidelines, which are available on our website as described above, require that the Board be comprised of a majority of directors who qualify as independent directors under applicable Nasdaq rules. The Board has determined that each of our non-employee directors, Austin A. Adams, Stephen C. Gray, L. William Krause, Joanne M. Maguire, Thomas J. Manning, Claudius E. Watts IV and Timothy T. Yates, is independent under applicable Nasdaq rules. The Board has determined that Marvin S. Edwards, Jr. and Frank M. Drendel are not independent.

nominations for directors

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send such recommendation to our Corporate Secretary at CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, NC 28602, who will then forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in our Bylaws. See “Stockholder Proposals for the Company’s 2019 Annual Meeting” for more information on these procedures.

The Nominating and Corporate Governance Committee will consider and evaluate persons recommended by the stockholders in the same manner as it considers and evaluates other potential directors.

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CORPORATE GOVERNANCE

director qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board of Directors those candidates to be nominated for election to the Board of Directors. In reviewing such candidates, our Corporate Governance Guidelines, which are available on our website as described above, set forth criteria that the Nominating and Corporate Governance Committee must consider when evaluating a director candidate for membership on the Board of Directors. These criteria are as follows:

•	Integrity: reputation for integrity, honesty and adherence to high ethical standards;
•

Sound business judgment:  demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and a willingness to contribute positively to the decision-making process;

•

Ability and willingness to commit sufficient time to the Board:  commitment to understand us and our industry and to regularly attend and participate in meetings of the Board of Directors and its committees; and

•

Ethics and independence:  ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

Our Corporate Governance Guidelines also require the Nominating and Corporate Governance Committee to consider the mix of backgrounds and qualifications of the directors in order to assure that the Board of Directors has the necessary experience, knowledge and abilities to perform its responsibilities effectively and to consider the value of diversity on the Board of Directors. While diversity and variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen or excluded solely or largely because of race, religion, national origin, gender, sexual orientation or disability.

board composition

Our Board of Directors currently consists of nine members. Frank M. Drendel is our Chairman of the Board of Directors. Claudius E. Watts IV was appointed as Lead Independent Director in November 2017.

The number of members on our Board of Directors may be modified from time to time exclusively by resolution of our Board of Directors. Our Board is divided into three classes whose members serve three-year terms expiring in successive years. Directors hold office until their successors have been duly elected and qualified or until the earlier of their respective death, resignation or removal.

At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting of stockholders following such election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board of Directors to satisfy their oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the director’s individual biographies set forth above. See “Proposal No. 1: Election of Directors.” We believe that our directors provide an appropriate diversity of experience and skills relevant to the size and nature of our business.

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CORPORATE GOVERNANCE

Board and Committee Evaluations

Each year, our Board and committees conduct self-evaluations to assess the qualifications, attributes, skills and experience represented on the Board; to assess their effectiveness and adherence to our Corporate Governance Guidelines and committee charters; and to identify opportunities to improve Board and committee performance.

stockholder communications with board of directors

The Board of Directors provides a process for stockholders to send communications to the Board of Directors or any of the directors. Stockholders may send written communications to the Board of Directors, or any of the individual directors, c/o the Corporate Secretary of the Company at CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, North Carolina 28602. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board of Directors or the individual directors, as applicable, on a periodic basis.

board meetings, attendance and executive sessions

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings and meetings of committees on which they serve. In addition, all directors are invited, but not required, to attend our annual stockholder meeting. In 2017, all the directors attended our annual stockholder meeting either in person or via telephone. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. In 2017, the Board held eight meetings and committees of the Board held a total of twelve meetings. All directors attended all the meetings of the Board and committees on which they served.

In general, the Board reserves time following each regularly scheduled meeting to allow the independent directors to meet in executive sessions.

board committees

Our Board of Directors directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of the Board of Directors and three standing committees: Audit Committee; Compensation Committee; and Nominating and Corporate Governance Committee. In addition, from time to time, other committees may be established under the direction of the Board of Directors when necessary or advisable to address specific issues.

Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a charter that was approved by our Board of Directors. Each of these charters is available on our investor relations website at http://ir.commscope.com.

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CORPORATE GOVERNANCE

Committee	Primary Responsibilities
Audit(1) Members: Messrs. Yates (Chair), Adams and Manning Number of Meetings in 2017: 4

•   Assists the Board of Directors in its oversight of (i) our accounting and financial reporting processes and other internal control processes, (ii) the audits and integrity of our financial statements, and (iii) our compliance with legal and regulatory requirements.

•   Approves the independent registered public accounting firm’s appointment, compensation, retention and provides oversight of their work as well as annually assesses their qualifications and independence.

•   Considers and reviews the adequacy and effectiveness of our internal controls over financial reporting and any related significant findings of our independent auditor and internal audit.

•   Reviews our Code of Ethics and recommends changes as well as reviews and assesses any violations.

•   Reviews and approves any proposed related person transactions.

•   Reviews our financial and risk management policies, including approval of decisions to enter swaps or other derivatives.

Compensation(2) Members: Messrs. Gray (Chair), Krause and Watts Number of Meetings in 2017: 5

•   Reviews and approves the compensation philosophy for our chief executive officer.

•   Reviews and approves all forms of compensation and benefits provided to our other executive officers.

•   Reviews and oversees the administration of our equity incentive plans.

•   May engage independent compensation advisors to provide advice regarding our executive compensation program.

Nominating and Corporate Governance(3) Members: Ms. Maguire (Chair) and Messrs. Krause and Watts Number of Meetings in 2017: 3

•   Identifies, screens and recommends candidates to the Board of Directors for election to our Board of Directors.

•   Reviews the composition of the Board of Directors and its committees.

•   Reviews and determines appropriate Board leadership structure.

•   Develops and recommends appropriate Corporate Governance Guidelines.

•   Oversees overall compliance with and execution of the Company’s Corporate Governance Guidelines.

(1)

The Board of Directors has determined that each of Messrs. Yates, Adams and Manning is an “audit committee financial expert” as such term is defined under the applicable regulations of the Commission and has the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of Nasdaq. The Board of Directors has also determined that Messrs. Yates, Adams and Manning are each independent under Rule 10A-3 under the Exchange Act and the Nasdaq standard, for purposes of Audit Committee independence. All members of the Audit Committee can read and understand fundamental financial statements, are familiar with finance and accounting practices and principles and are financially literate.

(2)

The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of executive officers and management in the compensation process are each described under the heading “Determination of Compensation Awards” in this Proxy Statement. The Board of Directors has determined that each member of the Compensation Committee satisfies the enhanced independence standards for compensation committee members as defined in the rules of Nasdaq and the Commission.

(3)	The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the Nasdaq rules.
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CORPORATE GOVERNANCE

compensation committee interlocks and insider participation

During the year ended December 31, 2017, our Compensation Committee consisted of Messrs. Watts (Chair), Gray and Krause. None of the members of our Compensation Committee are or have been officers or employees of the Company. During the year ended December 31, 2017, none of our executive officers served as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee. Effective February 14, 2018, Mr. Gray was appointed Chair and Mr. Watts remained a member of our Compensation Committee.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their service on our Board of Directors or its committees. Non-employee directors are each paid a basic cash retainer per year for service on our Board of Directors, payable quarterly, plus an additional amount for serving as a chair or member of a committee. The Lead Independent Director receives an additional cash retainer annually. We also reimburse non-employee directors for reasonable out-of-pocket expenses in the performance of their duties as directors. Non-employee directors received equity-based awards, in the form of stock options (if granted prior to our IPO in 2013) or RSUs (if granted subsequent to our IPO) at the time of their election to our Board of Directors. In addition, our non-employee directors receive an annual grant of RSUs to be granted on the date of the annual stockholders’ meeting. The RSUs vest on the first anniversary of the grant date. If a director joins the Board or changes roles between stockholders’ meetings, the director fees and stock retainer are prorated. The Non-Employee Director Compensation Plan was changed on April 1, 2017. The Compensation Committee considered market data from the compensation peer group and input from the independent consultant when approving these changes to the level and composition of the Directors’ compensation.

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CORPORATE GOVERNANCE

The following tables summarize our non-employee director compensation before and after the change:

Annual Non-Employee Director Compensation Prior to April 1, 2017
Basic Cash Retainer	$ 85,000
Supplemental Cash Retainers:
Audit Committee Chair(1)	$ 25,000
Audit Committee Member	$ 15,000
Compensation Committee Chair(1)	$ 17,500
Compensation Committee Member	$ 10,000
Nominating and Corporate Governance Committee Chair(1)	$ 15,000
Nominating and Corporate Governance Committee Member	$ 10,000
Annual Stock Retainer(2)	$ 125,000

Annual Non-Employee Director Compensation Effective April 1, 2017
Basic Cash Retainer	$ 80,000
Supplemental Cash Retainers:
Lead Independent Director (appointed Nov 2017)	$ 30,000
Audit Committee Chair(1)	$ 30,000
Audit Committee Member	$ 15,000
Compensation Committee Chair(1)	$ 20,000
Compensation Committee Member	$ 10,000
Nominating and Corporate Governance Committee Chair(1)	$ 15,000
Nominating and Corporate Governance Committee Member	$ 10,000
Annual Stock Retainer(2)	$ 160,000
(1)	Amount includes both the supplemental cash retainer for serving as the committee chair and the supplemental cash retainer for serving as a member of such Committee.
(2)	The number of RSUs granted as the annual stock retainer is determined based upon closing price of the underlying shares of our common stock on the date of grant.

In previous years, directors who were employees of the Carlyle Group did not receive additional compensation for their service on our Board of Directors or its committees. Due to Carlyle’s divestment of its holdings of our stock in November 2016, the Compensation Committee determined that Mr. Watts should be compensated as a non-employee director starting in 2017.

Director Compensation Table for 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)(1)
Austin A. Adams	96,250	159,981	256,231
Stephen C. Gray	89,583	159,981	249,564
L. William Krause	101,250	159,981	261,231
Joanne M. Maguire	93,750	159,981	253,731
Thomas J. Manning	96,250	159,981	256,231
Claudius E. Watts IV	115,814	201,639	317,453
Timothy T. Yates	110,000	159,981	269,981

(1)

We granted Mr. Watts 1,153 RSUs in 2017 which vested January 23, 2018. We granted Messrs. Adams, Gray, Krause, Manning, Watts and Yates and Ms. Maguire each 4,470 RSUs in 2017 which will vest May 5, 2018. As of December 31, 2017, Messrs. Gray and Krause each held fully vested options to purchase 28,575 shares of our common stock at $5.74 per share.

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CORPORATE GOVERNANCE

Director Stock Vested for 2017

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Austin A. Adams	4,230	151,392
Stephen C. Gray	4,230	151,392
L. William Krause	4,230	151,392
Joanne M. Maguire	5,839	211,247
Thomas J. Manning	4,230	151,392
Claudius E. Watts IV	—	—
Timothy T. Yates	4,230	151,392

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CERTAIN RELATIONSHIPS AND RELATED PARTY

TRANSACTIONS

Our Board has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons.” For the purposes of the policy, “related persons” will include our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our outstanding common stock and their immediate family members.

The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management will present to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our Audit Committee will then:

•

review the relevant facts and circumstances of each related person transaction, including the financial terms of such transaction, the benefits to us, the availability of other sources for comparable products or services, if the transaction is on terms no less favorable to us than those that could be obtained in arm’s-length dealings with an unrelated third party or employees generally and the extent of the related person’s interest in the transaction; and

•	consider the impact on the independence of any independent director and the actual or apparent conflicts of interest.

Any related person transaction may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Audit Committee under the policy. These pre-approved transactions include:

•	certain employment and compensation arrangements;
•	transactions where the related person’s interest is only as an employee (other than an executive officer), director or owner of less than ten percent (10%) of the equity in another entity;
•

transactions where the related person is an executive officer of another company and the aggregate amount involved does not exceed the greater of $200,000 or five percent (5%) of the total annual revenues of the other company;

•

charitable contributions to an organization, foundation or university at which the related person’s only relationship is as an employee, trustee or director, if the contribution is made pursuant to the Company’s policies and approved by someone other than the related person;

•

transactions where the interest of the related person arises solely from the ownership of a class of equity securities in our Company where all holders of such class of equity securities will receive the same benefit on a pro rata basis;

•	transactions determined by competitive bids;
•	certain regulated transactions involving the rendering of services at rates or charges fixed by law or governmental authority; and
•	certain transactions involving banking-related services such as services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

No director may participate in the approval of a related person transaction for which he or she, or his or her immediate family members, is a related person.

2018 Proxy Statement	25

CERTAIN RELATIONSHIPS

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and certain of our officers. These indemnification agreements provide the directors and officers with contractual rights to indemnification and expense advancement which are, in some cases, broader than the specific indemnification provisions under Delaware law. We believe that these indemnification agreements are, in form and substance, substantially similar to those commonly entered into by similarly situated companies.

Employment Agreements

See “Compensation Discussion and Analysis—Employment, Severance and Change in Control Arrangements” for information regarding the agreements that we have entered into with our executive officers.

2018 Proxy Statement	26

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers:

Name	Age	Position
Marvin (Eddie) S. Edwards, Jr.	69	President, Chief Executive Officer and Director
Mark A. Olson	59	Executive Vice President and Chief Financial Officer
Randall W. Crenshaw	60	Former Executive Vice President and Chief Operating Officer
Morgan C.S. Kurk	48	Executive Vice President and Chief Operating Officer
Peter U. Karlsson	54	Senior Vice President, Global Sales
Frank (Burk) B. Wyatt, II	55	Senior Vice President, General Counsel and Secretary
Philip M. Armstrong, Jr.	56	Senior Vice President, Corporate Finance
Robert W. Granow	60	Senior Vice President, Corporate Controller and Principal Accounting Officer
Robyn T. Mingle	52	Senior Vice President, Human Resources

Marvin (Eddie) S. Edwards, Jr.

Mr. Edwards became our President and Chief Executive Officer and a member of our Board of Directors in 2011. From 2010 to 2011, Mr. Edwards was our President and Chief Operating Officer. Prior to that, Mr. Edwards served as our Executive Vice President of Business Development and General Manager, Wireless Network Solutions from 2007 to 2010. From 2005 to 2007, he served as our Executive Vice President of Business Development and the Chairman of the Board of Directors of our wholly-owned subsidiary, Connectivity Solutions Manufacturing LLC. Mr. Edwards also served as President and Chief Executive Officer of OFS Fitel, LLC and OFS BrightWave, LLC, a joint venture between our Company and The Furukawa Electric Co. Mr. Edwards has also served in various capacities with Alcatel, including President of Alcatel North America Cable Systems and President of Radio Frequency Systems.

Mark A. Olson

Mr. Olson became our Executive Vice President and Chief Financial Officer in 2012. From 2009 to 2012, Mr. Olson served as our Senior Vice President and Corporate Controller. Mr. Olson served as Vice President and Controller for Andrew LLC since the closing of the Andrew acquisition through 2009. Prior to that acquisition, he was Vice President, Corporate Controller and Chief Accounting Officer of Andrew. Mr. Olson joined Andrew in 1993 as Group Controller, was named Corporate Controller in 1998, Vice President and Corporate Controller in 2000 and Chief Accounting Officer in 2003. Prior to joining Andrew, he was employed by Nortel and Johnson & Johnson. Mr. Olson has announced he will retire March 31, 2018.

Randall W. Crenshaw

Mr. Crenshaw became our Executive Vice President and Chief Operating Officer in 2011. From 2010 to 2011, Mr. Crenshaw was our Executive Vice President and Chief Supply Officer. Prior to this role, Mr. Crenshaw was Executive Vice President and General Manager, Enterprise since February 2004. From 2000 to 2004, he served as Executive Vice President, Procurement, and General Manager, Network Products Group of our Company. Prior to that time, he held various other positions with our Company since 1985. Mr. Crenshaw retired as our Executive Vice President and Chief Operating Officer effective December 31, 2017.

2018 Proxy Statement	27

EXECUTIVE OFFICERS

Morgan C.S. Kurk

Mr. Kurk became our Executive Vice President and Chief Operating Officer in 2018. He previously served as the Chief Technology Officer, as well as Senior Vice President of the Wireless segment, including responsibility for indoor, outdoor and backhaul businesses. Mr. Kurk joined CommScope in 2009 as Senior Vice President of the Enterprise business unit. From 1997 to 2009, Mr. Kurk held a variety of positions with Andrew Corporation and one of its successors, including Director of Business Development, Vice President of R&D, Product Lifecycle Management and Strategy, and Vice President and General Manager of the Wireless Innovations Group. Prior to joining Andrew, Mr. Kurk was employed by Motorola, where he was a hardware development engineer for base stations and a product manager for a CDMA base station product line.

Peter U. Karlsson

Mr. Karlsson has been our Senior Vice President, Global Sales and Marketing since 2011. Mr. Karlsson previously served as Senior Vice President, Enterprise Sales from the time of our acquisition of Avaya’s Connectivity Solutions division in 2004 through 2011. From 2002 to that acquisition, he was Global Vice President, Sales for Avaya’s SYSTIMAX division. Mr. Karlsson joined AT&T in 1989 holding several management positions in the Nordic and Sub-Sahara Africa regions, was named General Manager of Lucent Technologies Global Commercial Markets Southwest Territory in 1997 and Managing Director, Caribbean and Latin America for Lucent Global Business Partners Group in 1999 before transitioning to Vice President, Distribution for Avaya’s Connectivity Solutions division.

Frank (Burk) B. Wyatt, II

Mr. Wyatt has been Senior Vice President, General Counsel and Secretary (Chief Legal Officer) of CommScope since 2000. Prior to joining our Company as General Counsel and Secretary in 1996, Mr. Wyatt was an attorney in private practice with Bell, Seltzer, Park & Gibson, P.A. (now Alston & Bird LLP).

Philip M. Armstrong, Jr.

Mr. Armstrong has been our Senior Vice President, Corporate Finance since 2009. Mr. Armstrong previously served as Vice President, Investor Relations and Corporate Communications since 2000. Prior to joining CommScope in 1997, he held various Treasury and Finance positions at Carolina Power and Light Co. (formerly Progress Energy).

Robert W. Granow

Mr. Granow became our Vice President, Corporate Controller and Principal Accounting Officer in 2012 and was promoted to Senior Vice President in 2013. Mr. Granow joined CommScope in 2004 and has held various positions within CommScope’s Corporate Controller organization. Prior to joining our Company, he was employed by LifeSpan Incorporated, Aetna, Inc. and Arthur Andersen & Co.

Robyn T.  Mingle

Ms. Mingle became our Senior Vice President, Global Human Resources, in 2016. Prior to joining CommScope, she was the Chief Human Resource Officer at Xylem Inc. from 2011 to 2015, where she was a founding executive team member for the global water company spin-off from ITT Corp. From 2003 to 2011, Ms. Mingle was the Senior Vice President, Human Resources at Hovnanian Enterprises, Inc., one of the nation’s largest homebuilders. She spent the first 14 years of her career with The Black & Decker Corporation in various human resource roles.

2018 Proxy Statement	28

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 6, 2018 by:

•	each of our named executive officers;
•	each of our directors;
•	all our directors and executive officers as a group; and
•	each individual or entity known to own beneficially more than 5% of the capital stock.

We had 191,896,322 shares of common stock outstanding as of March 6, 2018. The amounts and percentages of shares beneficially owned are reported based on Commission regulations governing the determination of beneficial ownership of securities. Under the Commission rules, an individual or entity is deemed to be a “beneficial” owner of a security if that individual or entity has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. An individual or entity is also deemed to be a beneficial owner of any securities of which that individual or entity has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing the ownership percentage of any other individual or entity. Under these rules, more than one individual or entity may be deemed to be a beneficial owner of securities as to which such individual or entity has no economic interest. Except as otherwise indicated in the footnotes to the table below, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares of capital stock and the business address of each such beneficial owner, unless otherwise noted, is c/o CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, NC 28602.

Name of Beneficial Owner	Common Stock		Options to Purchase Common Stock (1)	RSUs (2)	Total Shares of Common Stock Beneficially Owned	Percentage of Class
Executive Officers and Directors:
Marvin S. Edwards, Jr. President, Chief Executive Officer and Director	143,048		1,745,664	—	1,888,712	*
Mark A. Olson Executive Vice President and Chief Financial Officer	39,253		66,072	—	105,325	*
Randall W. Crenshaw Former Executive Vice President and Chief Operating Officer	40,239		83,679	—	123,918	*
Morgan C.S. Kurk Executive Vice President and Chief Operating Officer	17,946		27,451	—	45,397	*
Peter U. Karlsson Senior Vice President, Global Sales	13,135		41,361	—	54,496	*
Frank B. Wyatt, II Senior Vice President, General Counsel and Secretary	41,336		37,551	—	78,887	*
Frank M. Drendel Chairman of the Board	2,416,482	(3)	1,565,897	—	3,982,379	2.06%

2018 Proxy Statement	29

BENEFICIAL OWNERSHIP

Name of Beneficial Owner	Common Stock	Options to Purchase Common Stock (1)	RSUs (2)	Total Shares of Common Stock Beneficially Owned	Percentage of Class
Austin A. Adams Director	12,676	—	4,470	17,146	*
Stephen C. Gray Director	9,594	—	4,470	14,064	*
L. William Krause Director	9,594	28,575	4,470	42,639	*
Joanne M. Maguire Director	5,839	—	4,470	10,309	*
Thomas J. Manning Director	9,836	—	4,470	14,306	*
Claudius E. Watts IV Director	31,153	—	4,470	35,623	*
Timothy T. Yates Director	31,597	—	4,470	36,067	*
Directors and executive officers as a group (17 persons)	2,852,174	3,673,328	31,290	6,556,792	3.35%
Large Stockholders:
Capital Research Global Investors(4) 333 South Hope Street Los Angeles, CA 90071	23,681,494	—	—	23,681,494	12.34%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	16,087,816	—	—	16,087,816	8.38%
FPR Partners, LLC(6) 199 Fremont Street, Suite 2500 San Francisco, CA 94105	12,006,165	—	—	12,006,165	6.26%
JPMorgan Chase & Co.(7) 270 Park Avenue New York, NY 10017	11,395,112	—	—	11,395,112	5.94%
*	Denotes less than 1%
(1)	Includes options to purchase shares of common stock that are currently exercisable or will become exercisable within 60 days of March 6, 2018.
(2)	Includes restricted stock units that will vest and become exercisable within 60 days of March 6, 2018.
(3)	Includes 97,200 shares held in three separate guarantor retained annuity trusts established by Mr. Drendel and 152,383 shares held by the trusts of the deceased spouse of Mr. Drendel.
(4)

According to a Schedule 13G filed on February 14, 2018 by Capital Research Global Investors (a division of Capital Research and Management Company), reporting beneficial ownership of our common stock as of December 29, 2017.

(5)

According to a Schedule 13G filed by The Vanguard Group on February 9, 2018, reporting beneficial ownership of our common stock as of December 31, 2017. The shares listed in the table are beneficially owned by the following subsidiaries of The Vanguard Group: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The Vanguard Group has sole voting power with respect to 143,154 of the shares, shared voting power with respect to 42,977 of the shares, sole dispositive power with respect to 15,908,163 of the shares, and shared dispositive power over 179,653 of the shares.

(6)

According to a Schedule 13G filed jointly by FPR Partners, LLC, Andrew Raab and Bob Peck on February 14, 2018, reporting beneficial ownership of our common stock as of December 31, 2017. According to the Schedule 13G, FPR Partners, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of 12,006,165 shares of our common stock through the investment discretion it exercises over its clients’ accounts. Andrew Raab and Bob Peck are the Senior Managing Members of FPR Partners, LLC. FPR Partners, LLC, Andrew Raab and Bob Peck each have shared voting and dispositive power over the 12,006,165 shares reported on the Schedule 13G.

(7)

According to a Schedule 13G filed by JPMorgan Chase & Co. on January 9, 2018, reporting beneficial ownership of our common stock as of December 29, 2017.  According to the Schedule 13G, JPMorgan Chase & Co. is a parent holding company or control person with the sole power to vote 11,200,188 of the shares, sole power to direct the disposition of 11,392,856 of the shares and shared power to direct the disposition of 2,256 of the shares. The shares listed in the table are beneficially owned by the following subsidiaries of JPMorgan Chase & Co.: J.P. Morgan Trust Company of Delaware; J.P. Morgan Investment Management Inc.; JPMorgan Chase Bank, National Association; JPMorgan Asset Management (UK) Limited; and J.P. Morgan Securities LLC.

2018 Proxy Statement	30

BENEFICIAL OWNERSHIP

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

The Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our capital stock to file reports of ownership and changes of ownership with the Commission and Nasdaq. Based on our records and other information, we believe that during the year ended December 31, 2017 all applicable Section 16(a) filing requirements were met in a timely fashion.

2018 Proxy Statement	31

AUDIT MATTERS

PROPOSAL No. 2:

Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of Ernst & Young LLP (EY), an independent registered public accounting firm, as our independent auditors for the 2018 fiscal year. EY has been retained as our independent auditor since 2008. The Audit Committee has reviewed the qualifications and independence of EY, the lead audit partner and the audit team and determined that it is in the best interests of the Company and its investors to continue to retain EY as the Company’s independent registered public accounting firm. The Board of Directors is asking the stockholders to ratify and approve this action.

Representatives of EY are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement and will be available to respond to appropriate questions that may come before the Annual Meeting.

Although such ratification is not required by law, the Board of Directors believes that stockholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee, the failure of the stockholders to ratify the appointment of EY as the Company’s independent registered public accounting firm would be considered by the Audit Committee in determining whether to retain the services of EY.

Independent Registered Public Accounting Firm

The following table shows the aggregate fees for professional services provided by EY and its affiliates for the audits of the Company’s consolidated financial statements for the years ended December 31, 2017 and 2016, and other services rendered during the years ended December 31, 2017 and 2016:

	2017	2016
	(in thousands)
Audit Fees	$8,416	$7,667

Audit-Related Fees	182	72

Tax Fees	692	557

TOTAL	$9,290	$8,296

Audit Fees

Audit fees consist of the fees and expenses for professional services rendered for the audit of the Company’s annual consolidated financial statements, internal control audits, reviews of quarterly financial statements, statutory audits and related services. Audit fees also include fees and expenses for services associated with securities and debt offerings and filing registration statements with the Commission.

2018 Proxy Statement	32

AUDIT MATTERS

Audit-Related Fees

Audit-related fees consist of the fees and expenses for attest and related services that are not required under securities laws, audits of certain benefit plans and reviews of financial statements and other due diligence services pertaining to potential business acquisitions and dispositions, including accounting and financial reporting matters.

Tax Fees

Tax fees consist of the fees and expenses for tax compliance, primarily the preparation of original and amended tax returns, assistance with tax audits and related services of $561,000 in 2017 and $471,000 in 2016, and tax advisory services of $131,000 in 2017 and $86,000 in 2016.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services.

Under these policies and procedures, proposed services may be pre-approved on a periodic basis or individual engagements may be separately approved by the Audit Committee prior to the services being performed. In each case, the Audit Committee considers whether the provision of such services would impair the independent registered public accounting firm’s independence. All audit services, audit-related services and tax services provided by EY and its affiliates for 2017 and 2016 were pre-approved by the Audit Committee.

The Board of Directors recommends a vote “FOR” Proposal No. 2, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018. Proxies will be voted “FOR” ratification, unless otherwise specified in the proxy.

2018 Proxy Statement	33

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of CommScope, the audits of CommScope’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm and the performance of CommScope’s internal audit function. In carrying out their responsibilities, the Audit Committee, among other things, monitors preparation of quarterly and annual financial reports by the Company’s management; supervises the relationship between the Company and its independent registered public accountants, including their appointment, compensation and retention; and oversees management’s implementation and maintenance of effective systems of internal controls over financial reporting and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal audit function.

The Audit Committee relies on the expertise and knowledge of management, the Company’s internal audit function and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the Company’s financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting. Management is also responsible to the Audit Committee and the Board of Directors for assessing the integrity of the financial accounting and reporting control systems. The Company’s independent registered public accounting firm, Ernst & Young LLP (EY), is responsible for auditing the Company’s financial statements and the effectiveness of internal controls over financial reporting and expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting. EY has free access to the Audit Committee to discuss any matters they deem appropriate.

In order to assure continuing auditor independence and objectivity, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The Audit Committee is also involved in the selection of the lead engagement partner in conjunction with the mandated regular rotation of the lead audit partner every five years or at an earlier date. In conjunction with the mandatory rotation of the lead audit partner for 2018, the selection process included a meeting between the Audit Committee and the lead audit partner candidate as well as discussions by the full committee with management.

The Audit Committee operates pursuant to an Audit Committee Charter that is reviewed annually by the Audit Committee and updated as appropriate. The charter can be found on the Company’s investor relations website at http://ir.commscope.com/corporate-governance.cfm.

The Audit Committee consists of three directors, each of whom is independent within the meaning of the Securities and Exchange Commission and applicable Nasdaq rules. The Audit Committee met four times during 2017 and met with both EY and the Company’s internal auditors without management at each meeting.

In fulfilling its oversight responsibilities, the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended December 31, 2017 with management and EY; (ii) reviewed and discussed management’s maintenance of effective internal controls over financial reporting; (iii) discussed with EY the matters required to be discussed by the auditors with the Audit Committee under Public Company Accounting Oversight Board (PCAOB) standards; (iv) reviewed the written disclosures and letters from EY as required by the rules of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and (v) discussed with EY their independence from the Company.

The Audit Committee has considered whether the provision of non-audit professional services rendered by EY, and disclosed elsewhere in this proxy statement, is compatible with maintaining their independence.

2018 Proxy Statement	34

AUDIT COMMITTEE REPORT

Based upon the above-mentioned review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Timothy T. Yates (Chair)

Austin A. Adams

Thomas J. Manning

2018 Proxy Statement	35

EXECUTIVE COMPENSATION

PROPOSAL No. 3:

advisory vote on executive compensation

In accordance with the requirements of Section 14A of the Exchange Act and related rules promulgated by the Commission, our stockholders have an opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers. This proposal is commonly referred to as a “Say-on-Pay” proposal. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. As required by these rules, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation beginning on page 37, and cast a vote on the Company’s executive compensation programs through the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

As discussed in the Compensation Discussion and Analysis, the Board of Directors believes that the Company’s long-term success depends in large measure on the talents of our employees. The Company’s compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce. The Board of Directors believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of the stockholders.

Pursuant to Section 14A of the Exchange Act, this vote is advisory and will not be binding on the Company or the Compensation Committee. While the vote does not bind the Board of Directors to any particular action, the Board of Directors values the input of the stockholders, and will take into account the outcome of this vote in considering future compensation arrangements.

The Company strongly encourages all stockholders to vote on this matter. Currently, Say-on-Pay votes are held by the Company annually, and the next stockholder advisory vote will occur at the 2019 annual meeting of stockholders.

The Board of Directors recommends a vote “FOR” Proposal No. 3, to approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers.

2018 Proxy Statement	36

Executive Compensation Table of Contents

Compensation Discussion and Analysis	37	Summary Compensation Table for 2017	49
Introduction	37	Grants of Plan-Based Awards in 2017	50
Key 2017 Financial Performance Highlights	38	Narrative Supplement to Summary Compensation Table for 2017 and Grants of Plan-Based Awards in 2017 Table	50
Executive Compensation Objectives and Elements	39
2017 Compensation Analysis	41	Outstanding Equity Awards at December 31, 2017	51
Say on Pay Results and Consideration of Stockholder Support	41	Option Exercises and Stock Vested for 2017	52
Determination of Compensation Awards	41	Nonqualified Deferred Compensation for 2017	52
Role of the Compensation Consultant	42	SERP	52
Compensation Peer Group	42	DCP	53
2017 Elements of Compensation	43	Nonqualified Deferred Compensation	53
Base Salary	43	Potential Payments Upon Termination or Change in Control	54
Annual Incentive Plan	44	Employment and Severance Protection Agreements	54
Equity Incentive Awards	46	280G Tax Gross Up Provisions	56
Supplemental Executive Retirement Plan	47	Restrictive Covenants	57
Employee Benefits and Perquisites	47	SERP	59
Deferred Compensation Plan	47	Equity Incentive Awards	59
Employment, Severance and Change in Control Arrangements	47	Compensation-Related Risk Assessment	60
		CEO Pay Ratio	60
Hedging and Pledging Policies	47	Equity Compensation Plan Information	61
Stock Ownership Guidelines	48	Compensation Committee Report	62

Compensation Discussion and Analysis

introduction

This Compensation Discussion and Analysis (CD&A) describes our compensation philosophy, process, plans and practices for our NEOs. Our executive compensation program is intended to incent and reward our leadership to produce financial results that our Compensation Committee believes align with the interests of our stockholders.

Our NEOs for 2017, whose compensation is discussed in this CD&A, are as follows:

Name	Title
Marvin S. Edwards, Jr.	President and Chief Executive Officer (principal executive officer)
Mark A. Olson	Executive Vice President and Chief Financial Officer (principal financial officer)(1)
Randall W. Crenshaw	Former Executive Vice President and Chief Operating Officer(2)
Peter U. Karlsson	Senior Vice President, Global Sales
Frank B. Wyatt, II	Senior Vice President, General Counsel and Secretary
Frank M. Drendel	Chairman of the Board
(1)	Mr. Olson has announced he will retire March 31, 2018. See our current report on Form 8-K, filed on September 18, 2017, for more information.
(2)	Mr. Crenshaw retired as Executive Vice President and Chief Operating Officer on December 31, 2017. See our current report on Form 8-K, filed March 17, 2017, for more information.

2018 Proxy Statement	37

EXECUTIVE COMPENSATION

Key 2017 Financial Performance Highlights

CommScope Holding Company, Inc. is a global provider of infrastructure solutions for the core, access and edge layers of communication networks. The Company’s solutions and services for wired and wireless networks enable high-bandwidth data, video and voice applications. CommScope’s global leadership position is built upon innovative technology, broad solution offerings, high-quality and cost-effective customer solutions and global manufacturing and distribution scale.

Our 2017 performance was lower than the previous year and did not meet our expectations. This is evidenced by our performance relative to the goals in our 2017 Annual Incentive Plan (AIP): our Adjusted Free Cash Flow fell between the threshold and target levels of performance and we did not achieve the threshold level of AOI or Corporate Revenue set by our Board of Directors. As a result, and consistent with our pay-for-performance philosophy, the payout under the AIP was 16.33% of target for each of our NEOs. In addition, 100% of the performance shares granted in 2017, which were eligible to vest based on our adjusted operating income performance during 2017, were forfeited based on our failure to achieve the threshold level of performance. Because of the emphasis on at-risk, performance-based compensation in our approach to executive pay, the actual compensation of our named executive officers was meaningfully below target during 2017.

Like others in the network infrastructure industry, CommScope faced challenges due to difficult market conditions and spending delays by some large service provider customers. Our team worked diligently throughout the year to reduce business costs and remain profitable, while laying the groundwork for future growth opportunities. We believe our position in the overall market is strong, and the need for the network bandwidth we enable continues to expand. Net sales were lower than we anticipated in most geographic regions, which led to the decline in our results. Although our results did not meet our expectations, we did achieve some noteworthy goals. We have substantially completed the integration of the Broadband Network Solutions (BNS) business we acquired from TE Connectivity in 2015 and we have exceeded our original synergy plan. Key measures of our financial performance include the following:

•	Revenue down 7.4% year over year, driven by a slowdown in spending in the U.S. market
•	Operating Income of $477.6 million, down $97.1 million year over year and AOI(1) of $882.3 million, down $169.1 million year over year
•	EPS of $0.98, down $0.15 year over year and Adjusted EPS (1) of $2.14, down $0.50 year over year
•	Cash Flow from Operations of $586.3 million, down 8.4% year over year
•	Adjusted Free Cash Flow (1) of $568.2 million, down 11.6% year over year

(1)	See reconciliation of Non-GAAP financial measures included in Annex A hereto.

Our compensation program is designed to retain key executives with competitive levels of compensation based on our industry, but also to provide a strong link between executive pay and the Company’s performance. A significant portion of our executives’ compensation for 2017 was tied to the achievement of performance goals that align management’s objectives with key drivers of long-term stockholder value, including free cash flow, increased profitability, revenue growth and stock price appreciation. Our 2017 financial performance was below expectations and we did not achieve our financial objectives. This performance is reflected in the compensation of our executives as discussed in this CD&A.

2018 Proxy Statement	38

EXECUTIVE COMPENSATION

Executive Compensation Objectives and Elements

We intend for our NEOs’ total compensation to reflect our pay for performance compensation philosophy. This philosophy includes both compensating our NEOs competitively when we meet or out-perform our goals as well as placing large portions of their compensation at-risk based on both the Company’s financial performance and our stock price performance. This assures that the financial incentives of our executives are in alignment with the interests of our stockholders. Furthermore, by delivering a significant portion of compensation in the form of at-risk incentives (including equity compensation), the compensation realized by our NEOs will be reduced if the Company does not achieve performance goals.

The principal objectives of our NEO compensation include the following:

•	Competitive pay - providing compensation opportunities that enable us to attract superior talent in a highly competitive industry and retain key employees by rewarding outstanding achievement.
•

Pay for performance – creating incentives that reward management for financial results that our Compensation Committee believes will enhance near-term performance and drive sustainable performance over the longer term.

•

Alignment with stockholders – aligning our executives’ interests with those of our stockholders through our pay for performance philosophy and by encouraging our executives to have a meaningful equity stake in the Company.

The following table presents the primary compensation elements for our NEOs for 2017. See the following discussion and the Summary Compensation Table on page 49 for more information about each of the elements of compensation for the NEOs.

Name	2017 Base Salary ($)	2017 Annual Incentive Plan (Cash Bonus Earned) ($)	2017 Long-Term Incentive (Grant Date Value of Options, RSUs and PSUs) Award ($)
Marvin S. Edwards, Jr.	1,056,250	215,594	6,999,992
Mark A. Olson	634,995	88,135	1,499,964
Randall W. Crenshaw	743,765	103,232	1,699,988
Peter U. Karlsson	549,994	76,337	1,249,951
Frank B. Wyatt, II	516,249	59,009	899,924
Frank M. Drendel	590,000	48,171	1,119,974

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EXECUTIVE COMPENSATION

The following table summarizes the primary elements of our executive compensation program for 2017.

Compensation Element	Purpose	Link to Performance	2017 Results
Base Salary	Recognize performance of job responsibilities as well as attract and retain individuals with superior talent.	Determined based on job scope, experience and market competitiveness.	Our CEO’s base salary increased by 3.4% in 2017. Base salaries for our named executive officers also increased an average of 3.4% in 2017.
Annual Incentive Plan (AIP) Bonus Awards	Provide short-term incentives linked directly to achievement of financial objectives.	Value earned is based on the level of achievement against predetermined Adjusted Operating Income (AOI), Adjusted Free Cash Flow and Corporate Revenue goals.

We did not attain threshold performance for the AOI and Corporate Revenue performance metrics for 2017. Performance of the Adjusted Free Cash Flow metric was slightly higher than the threshold level, resulting in AIP payouts equal to 16.33% of AIP overall target opportunity.

Stock Options	Directly link senior management’s and stockholders’ interests by tying long-term incentive to stock price appreciation.	The realized value of stock options is based on stock price performance for up to 10 years.	2017 stock options vest in equal installments over three years, beginning on the first anniversary of the grant date.
Restricted Stock Units (RSUs)	Provide a strong retention element of compensation while providing alignment of executive and stockholders’ interests.	The realized value of RSUs is based on stock price performance over the vesting period.	2017 RSUs vest in equal installments over three years, beginning on the first anniversary of the grant date.
Performance Share Units (PSUs)	Provide a strong retention element along with aligning compensation with our business strategy and the long-term creation of stockholder value.	The number of PSUs earned is based on the level of achievement of AOI goals for a one-year performance period. Value realized also varies based on stock price performance over the vesting period.	We did not attain threshold AOI goals for 2017. As a result, the PSUs granted in 2017 were forfeited.

Our AIP bonus awards are paid in cash and are conditioned upon achievement of Board-established performance goals. AIP bonus awards for the NEOs in 2017 were based upon achievement of an AOI goal, which was weighted at 60%, an Adjusted Free Cash Flow goal, which was weighted at 30%, and a Corporate Revenue goal, which was weighted at 10%. The long-term equity awards granted to the NEOs in 2017 were a combination of stock options, RSUs and PSUs. All stock option and RSU awards vest evenly on the first, second and third anniversary of the grant date, subject to continuous service. PSU awards are subject to achievement of an AOI goal applicable for fiscal 2017 and vest evenly on the second and third anniversary of the grant date subject to continuous service. The AIP bonus awards and the long-term equity awards are designed to ensure that total compensation reflects the overall level of success of the Company, and AIP bonus awards and PSUs are also intended to motivate the NEOs to meet and exceed pre-established target levels of performance for each measure.

The Compensation Committee retained the core design of our executive compensation program for 2017, with an emphasis on short- and long-term incentive compensation that rewards our senior executives when they successfully implement our business plan and, in turn, deliver value for our stockholders. As shown on the following chart, a significant portion of target compensation for each of our NEOs in 2017 was at-risk as it could vary based on company performance against pre-established goals and/or changes in our stock price.

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EXECUTIVE COMPENSATION

(1)	Compensation that varies based on company performance and/or changes in our stock price is considered at-risk.

2017 Compensation Analysis

Say on Pay Results and Consideration of Stockholder Support

At the Annual Meeting of Stockholders on May 5, 2017, over 98% of the votes cast were in favor of the advisory vote to approve the executive compensation of the NEOs. The Compensation Committee acknowledged this positive result and concluded that our stockholders continue to support the compensation paid to our executive officers and the Company’s overall pay practices, given their direct alignment with the performance of the Company.

The Compensation Committee invites our stockholders to communicate any concerns or views on executive pay directly to the Board of Directors. Please refer to “Corporate Governance—Stockholder Communications with Board of Directors” on page 20 for information about communicating with the Board.

Determination of Compensation Awards

Our Compensation Committee has the primary authority to determine and approve the compensation of our NEOs. The Committee is charged with reviewing our executive compensation policies and practices annually to ensure that the total compensation paid to our NEOs is fair, reasonable, competitive to our peers and commensurate with the level of expertise and experience of our NEOs. To aid our Compensation Committee in making its determinations, our Chief Executive Officer provided recommendations to our Compensation Committee regarding the compensation of all officers who report directly to him.

Our Compensation Committee reviews and approves the total amount of compensation for our NEOs and the allocation of total compensation among each of the components of compensation based principally on the following factors:

•	Their compensation levels from prior years
•	Individual and Company performance
•	Each executive’s scope of responsibility and experience
•	The judgment and general industry knowledge of its members obtained through years of service with comparably-sized companies in our industry and other similar industries
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EXECUTIVE COMPENSATION

•	Input about competitive market practices from our independent compensation consultant

We believe that direct ownership in CommScope provides our NEOs with a strong incentive to increase the value of the Company. We encourage equity ownership by our NEOs and other employees through direct stock holdings and the award of various equity-based awards. We believe that equity awards granted to our NEOs substantially align their interests with those of our stockholders. In addition, we established formal stock ownership guidelines in November 2016. See the “Stock Ownership Guidelines” section below for more information.

Role of the Compensation Consultant

The Compensation Committee relies on its independent compensation consultant to provide advice on matters relating to the compensation of our executives and non-employee directors. Compensia, a national compensation consulting firm, has served in this capacity since 2016.

A representative of Compensia attended all Compensation Committee meetings in 2017 and provided the following assistance to the Compensation Committee:

•	Analyzed the compensation levels and practices of the companies in our compensation peer group
•	Reviewed the competitiveness of compensation paid to our NEOs including base salary, annual cash awards and long-term incentive awards
•	Reviewed and provided input on the design of the annual and long-term incentives provided to our NEOs and other executives
•	Reviewed the competitiveness of compensation paid to our non-employee directors
•	Reviewed and provided input on the Compensation Discussion and Analysis section of our Proxy Statement
•	Provided ad hoc advice and support

Compensia reports directly to the Compensation Committee and provided no services to us other than the consulting services to the Committee. The Compensation Committee reviews the objectivity and independence of the advice provided by Compensia. In 2017, the Committee considered the specific independence factors adopted by the SEC and the NASDAQ Global Select Market and determined that Compensia is independent and that its work did not raise any conflicts of interest.

Compensation Peer Group

In 2016, with the assistance of Compensia, the Compensation Committee developed and approved a compensation peer group as a source of competitive market data for evaluating the compensation of our executive officers and to support pay decisions for 2017.

The compensation peer group consisted of 17 companies deemed to be representative of the types of companies with which we compete for executive talent.

Companies included in our peer group were identified based primarily on the following selection criteria:

•	Companies with a status as an independent, publicly traded company
•	Companies with revenue between approximately 0.5 times to 2.0 times our revenue on a trailing twelve-month basis using publicly reported information available in 2016
•	Companies with a market capitalization between approximately 0.33 times to 3.0 times our market capitalization in 2016
•	Companies with a similar industry profile, prioritizing direct competitors and companies that operate in the Communications Equipment sector

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EXECUTIVE COMPENSATION

The companies included in the peer group are as follows:

Peer Companies
Amphenol Corporation	Keysight Technologies
ARRIS International	Motorola Solutions, Inc.
Belden Inc.	NCR Corporation
Brocade Communications Systems, Inc.(1)	NetApp, Inc.
Ciena Corporation	Rockwell Automation, Inc.
Corning Inc.	TE Connectivity Limited
Harris Corporation	Trimble Navigation Limited
Hubbell Inc.	Zebra Technologies, Inc.
Juniper Networks, Inc.
(1)

Based on Brocade’s pending acquisition by Broadcom, the Compensation Committee removed Brocade from the peer group in September 2017 for analysis that will be used to support 2018 compensation decisions.

We supplement information from the peer group public filings with the data from the Radford Global Technology Survey. The data from this research, which is provided annually by the Committee’s independent Compensation Consultant, is a factor in determining executive compensation, as described above. When evaluating executive compensation relative to practices among our peers, the Compensation Committee generally seeks to align with the market median. Adjustments may be made on an individual basis to account for individual performance and each executive’s scope of responsibility and experience.

2017 Elements of Compensation

Base Salary

Base salaries for our NEOs are generally set at a level deemed necessary to attract and retain individuals with superior talent. In addition to considering industry and market practices, our Compensation Committee and Board of Directors annually review our NEOs’ performance. Adjustments in base salary are generally based on the factors noted above, including each NEO’s individual performance, scope of responsibility, experience and competitive pay practices.

After considering our Chief Executive Officer’s recommendations (other than with respect to his own compensation) and consistent with past practices, in early 2017 our Compensation Committee increased base salaries for each of our NEOs.

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EXECUTIVE COMPENSATION

The base salaries for our NEOs as established as of April 1, 2016 and April 1, 2017 are set forth in the following table:

Name	2016 Base Salary	2017 Base Salary	Percent Increase

Marvin S. Edwards, Jr.	$1,030,000	$1,065,000	3.40%
Mark A. Olson	$619,980	$640,000	3.23%
Randall W. Crenshaw	$725,060	$750,000	3.44%
Peter U. Karlsson	$534,976	$555,000	3.74%
Frank B. Wyatt, II	$504,994	$520,000	2.97%
Frank M. Drendel	$575,000	$595,000	3.48%

Annual Incentive Plan

Historically, the Company’s consolidated financial performance has been the primary factor used in determining payouts for our NEOs under the AIP. As described in more detail below, payouts for 2017 performance were based on the level of achievement of AOI, Adjusted Free Cash Flow and Corporate Revenue goals. The AIP performance measures and each of the NEO’s target awards, expressed as a percentage of base salary for the year, are approved by our Compensation Committee during the first quarter of the relevant performance year.

Our Compensation Committee retains the authority to change target award percentages or performance measures, as appropriate, to account for extraordinary business circumstances that are out of the Company’s control. In addition, the Compensation Committee may, at its sole discretion, decrease the amount of an award that would otherwise be payable to an NEO. If a change in control of the Company occurs, we will pay each participant a cash award equal to the participant’s target award for the AIP plan cycle then underway (with the payout prorated to the date of the change in control). We believe this is appropriate since the impact of a change in control is unpredictable and could potentially adversely affect participant awards under the AIP.

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EXECUTIVE COMPENSATION

Our Compensation Committee determined that AOI, Adjusted Free Cash Flow and Corporate Revenue were meaningful measures of the Company’s financial performance. These financial measures exclude items that could have a disproportionately negative or positive impact on our results in a particular period.

Performance Metric	Definition	Link to Performance
Adjusted Operating Income

Consists of operating income as reported on the Consolidated Statement of Operations and Comprehensive Income (Loss), increased or reduced by each of the following to the extent that any such item is used to determine operating income:

•  amortization of intangible assets

•  certain extraordinary, unusual or non-recurring charges, expenses or losses

•  certain restructuring costs and integration costs

•  equity-based compensation expenses

•  transaction fees and expenses and purchase accounting adjustments

•  income or gains corresponding to certain unusual or non-recurring items

Measures profitability
Adjusted Free Cash Flow

Net cash provided by operating activities, less additions to property, plant and equipment, both as reported in the Company’s Consolidated Statement of Cash Flows, increased or reduced for unusual cash items as approved by the Compensation Committee

Measures our ability to translate earnings into cash, indicating the health of our business and allowing the Company to invest for the future
Corporate Revenue

Net sales as reported on the Consolidated Statement of Operations and Comprehensive Income (Loss), adjusted for favorable or unfavorable foreign exchange (FX) variances to the FX impact included in the 2017 Business Plan, subject to equitable adjustments related to acquisitions or divestitures as the Committee may approve

Measures growth

The following chart shows the weighting of each performance metric, the levels of performance required to earn threshold, target and maximum payouts, and the actual performance achieved under our AIP for the year ended December 31, 2017 (dollars in millions):

Performance Metric	Weighting	Threshold	Target	Maximum	Achieved
Adjusted Operating Income	60%	$904.9	$1,131.1	$1,357.4	$882.3
Adjusted Free Cash Flow	30%	$498.0	$622.5	$747.0	$568.2
Corporate Revenue	10%	$4,949.9	$5,103.0	$5,256.1	$4,560.6

Based on the actual levels of achievement set forth above, our NEOs were entitled to bonus payments in amounts equal to 23.46% of their target bonus amounts. However, the Compensation Committee exercised its discretion to reduce the payouts under the AIP due to approximately $60.0 million of customer payments received in late 2017 that were not due until 2018 and, thereby, provided an unexpected benefit to Adjusted Free Cash Flow. Based on the Committee’s action, bonus payments to all eligible employees, including the NEOs, were reduced to 16.33% of their target bonus amounts.

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EXECUTIVE COMPENSATION

The following table sets forth the threshold, target and maximum annual incentive award potential, and the actual payout amount for each of our NEOs for 2017.

	Threshold Award	Target Award	Maximum Award	Actual 2017 Award
Name	(% of 2017 Base Salary) (1)	(% of 2017 Base Salary)	(% of 2017 Base Salary)	% of 2017 Base Salary	Payout Amount
Marvin S. Edwards, Jr.	62.5%	125.0%	262.5%	20.41%	$215,594
Mark A. Olson	42.5%	85.0%	178.5%	13.88%	$88,135
Randall W. Crenshaw	42.5%	85.0%	178.5%	13.88%	$103,232
Peter U. Karlsson	42.5%	85.0%	178.5%	13.88%	$76,337
Frank B. Wyatt, II	35.0%	70.0%	147.0%	11.43%	$59,009
Frank M. Drendel	25.0%	50.0%	105.0%	8.16%	$48,171
(1)	The threshold award reflects minimum performance of all three performance metrics (AOI, Adjusted Free Cash Flow and Corporate Revenue).

Equity Incentive Awards

The Compensation Committee believes that key employees who are in a position to make a substantial contribution to the long-term success of the Company and to build stockholder value should have a significant and on-going stake in the Company’s success. In determining equity incentive award grants, the Committee considered market practices among comparable companies as well as our compensation objectives and the desired role of equity compensation in the total compensation of our NEOs. Based on this review, the Compensation Committee decided to grant our NEOs an equally weighted mix of stock options, RSUs and PSUs. The key features of our 2017 NEO equity awards are described in greater detail below.

Vehicle	Target Value as a Percent of Total Equity Awards	Overview of Key Terms
Stock Options	33%

•   Vest and become exercisable in equal installments annually over three years subject to continuous service of the NEO

•   Stock options have a 10-year term and an exercise price equal to the closing price of our common stock on the grant date

•   Pro rata vesting upon retirement

RSUs	33%	• Vest in equal installments annually over three years, subject to the continuous service of the NEO • Convertible into shares of common stock upon vesting
PSUs	33%

•   NEOs can earn between 0% and 150% of the granted units based on 2017 AOI

•   Any PSUs that are earned based on performance will vest 50% on the second anniversary of the grant date and 50% on the third anniversary subject to the continuous service of the NEO

•   Convertible into shares of common stock upon vesting

For purposes of the PSU awards, AOI is calculated in the same manner as described above for the AIP. The terms of the PSU agreements indicate that in the event of an acquisition, the Compensation Committee may equitably adjust the AOI target to reflect the projected effect of such acquisition. No such adjustments were made during 2017. The adjusted operating income threshold, target and maximum performance levels for the 2017 PSUs were equal to the performance goals approved for the 2017 AIP and described above. Based on 2017 AOI of $882.3 million, the performance was below the PSU threshold level and therefore the PSUs granted in 2017 have been forfeited.

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EXECUTIVE COMPENSATION

Supplemental Executive Retirement Plan

We maintain a nonqualified Supplemental Executive Retirement Plan (SERP) that is intended to provide retirement benefits to certain of our executive officers. This plan has been closed to new participants since 2005. All the NEOs, other than Mr. Olson, participate in the SERP. For additional information regarding the SERP, see below under “Nonqualified Deferred Compensation Plans for 2017.”

Employee Benefits and Perquisites

Our NEOs are eligible to participate in the same plans as substantially all other of our U.S. employees which include medical, dental, vision and short-term and long-term disability insurance and a Health Savings Plan. We also maintain the CommScope, Inc. Retirement Savings Plan, or the 401(k) plan, in which substantially all our U.S. employees, including our NEOs, are eligible to participate. We currently contribute 2% of the participant’s base salary and bonus to the 401(k) plan and provide matching contributions of up to 4% of the participant’s base salary and bonus, which provides for up to a maximum of 6% of the participant’s base salary and bonus, subject to certain statutory limitations ($270,000 for 2017). In addition, we provide our NEOs with a supplemental term life insurance policy. We provide these benefits due to their relatively low cost and the high value they provide in attracting and retaining talented executives.

Deferred Compensation Plan

We offer a voluntary non-qualified deferred compensation plan (DCP) that permits a group of our management, including the NEOs, to defer up to 90% of their annual compensation (including base salary and AIP awards). For additional information regarding the DCP, see below under “Nonqualified Deferred Compensation.”

Employment, Severance and Change in Control Arrangements

Each of Messrs. Edwards, Olson, Crenshaw and Drendel has an employment agreement, and each of Messrs. Karlsson and Wyatt has a severance protection agreement. The employment agreements entitle the executives to certain compensation and benefits, and both the employment agreements and severance protection agreements entitle the executives to receive certain payments and benefits upon a qualifying termination of employment, including a qualifying termination of employment in connection with a change in control of the Company, as described below under “—Potential Payments upon Termination or Change in Control.”

Hedging and Pledging Policies

We have an Insider Trading policy to guide our employees and directors in complying with securities laws and avoid the appearance of improper conduct. Our Insider Trading policy specifically limits our NEOs and directors from entering into hedging or monetization transactions involving CommScope securities such as covered calls, collars and forward sale contracts. Any such transactions are strongly discouraged and must be precleared with our Compliance Officer. Our Insider Trading policy strictly prohibits our NEOs and directors from trading in exchange traded options of CommScope securities. In addition, the Insider Trading policy prohibits NEOs and directors from purchasing CommScope securities on margin, holding CommScope securities in a margin account or pledging CommScope securities, with limited exceptions that must be approved by the Compliance Officer. Our NEOs and directors have historically not entered into any such hedging or pledging transactions.

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EXECUTIVE COMPENSATION

Stock Ownership Guidelines

In November 2016, the Compensation Committee approved stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors. These guidelines were established to align with industry practice and to affirm to stockholders that our executives and directors have a meaningful long-term position in the Company and a longer-term view of its performance. The following table summarizes our stock ownership guidelines, which were based on market and peer group data and were adopted following consultation with our independent compensation consultant.

Multiple of Salary Target
CEO	5x annual base salary
Chairman, CFO & COO	3x annual base salary
Designated Executive Officers	2x annual base salary
Non-Employee Directors	5x base retainer (excluding committee fees)

The value of an executive’s or non-employee director’s stock ownership is measured as of December 31 of each year by reference to the 30-day average closing price of our stock on the Nasdaq Stock Market and using each individual’s base salary or base retainer then in effect.

Current and new executive officers and non-employee directors who are subject to these guidelines are expected to reach their target ownership level within five years of the date on which the guidelines were adopted or the date on which they became subject to the guidelines and to hold at least such minimum value in shares of our common stock, RSUs or vested stock options for so long as applicable.  All our executive officers and directors have met or are on track to meet their ownership requirements within the five-year period.

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EXECUTIVE COMPENSATION

Summary Compensation Table for 2017

The following table provides information regarding the compensation that we paid our NEOs for services rendered during the fiscal years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Marvin S. Edwards, Jr.	2017	1,056,250	—	4,666,664	2,333,328	215,594	47,318	180,211	8,499,365
President and Chief	2016	1,022,500	—	2,666,635	1,440,581	2,007,551	44,566	444,142	7,625,975
Executive Officer	2015	983,750	200	2,493,344	1,246,666	776,671	43,428	253,823	5,797,882
Mark A. Olson	2017	634,995	—	999,978	499,986	88,135	—	16,560	2,239,654
Executive VP and	2016	614,985	—	799,975	428,677	821,063	—	16,260	2,680,960
Chief Financial Officer(6)	2015	572,500	—	666,692	333,330	307,352	—	16,260	1,896,134
Randall W. Crenshaw	2017	743,765	—	1,133,328	566,660	103,232	36,038	116,610	2,699,633
Former Executive VP and	2016	718,795	—	933,305	503,939	959,660	35,716	241,528	3,392,943
Chief Operating Officer(7)	2015	690,000	800	866,694	433,328	370,433	35,961	148,825	2,546,041
Peter U. Karlsson	2017	549,994	—	833,290	416,661	76,337	15,915	83,510	1,975,707
Senior VP	2016	531,232	—	519,999	280,641	584,084	15,044	157,057	2,088,057
Global Sales	2015	510,000	—	479,979	239,997	225,481	14,587	100,082	1,570,126
Frank B. Wyatt, II	2017	516,249	—	599,926	299,998	59,009	23,358	75,849	1,574,389
Senior VP, General	2016	501,246	500	489,971	265,066	551,114	23,407	147,614	1,978,918
Counsel and Secretary	2015	483,750	—	466,691	233,333	213,876	23,742	94,392	1,515,784
Frank M. Drendel	2017	590,000	—	746,642	373,332	48,171	84,765	85,070	1,927,980
Chairman of the Board	2016	571,250	—	746,654	404,874	448,631	91,115	142,526	2,405,050
of Directors	2015	557,500	—	733,318	366,667	176,059	96,831	99,794	2,030,169

(1)	Amounts represent payments for service awards in 2016 for Mr. Wyatt (20 years), and in 2015 for Mr. Edwards (10 years) and for Mr. Crenshaw (30 years).
(2)

Amounts represent the grant date fair value of equity awards, which was computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures related to service-based vesting conditions. Refer to Note 12 in the Notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017 for information regarding the assumptions used to value these awards. The grant date fair value of the 2017 RSUs and PSUs was determined by reference to the $37.97 closing price of our common stock on the grant date. The grant date fair value of the PSU awards considered the target number of units awarded to each NEO and the anticipated performance outcome as of the grant date. The actual 2017 grant performance was below the threshold level, therefore none of the PSUs granted were eligible to vest. Assuming that the highest level of performance conditions had been achieved, the grant date fair values of the 2017 PSUs would have increased by $1,166,666 for Mr. Edwards, $249,995 for Mr. Olson, $283,332 for Mr. Crenshaw, $208,323 for Mr. Karlsson, $149,982 for Mr. Wyatt and $186,661 for Mr. Drendel.

(3)	Amount represents AIP bonus payments by performance year.
(4)	Amounts represent the portion of the aggregate earnings under the SERP that are “above market.”
(5)	The following table shows all amounts included in the “All Other Compensation” column for 2017 for each NEO:

	All Other Compensation
Name	Company Contribution to 401(k) Plan ($)	Company Contribution under SERP ($)	Life Insurance Premiums ($)	Total ($)

Marvin S. Edwards, Jr.	16,200	163,777	234	180,211
Mark A. Olson	16,200	—	360	16,560
Randall W. Crenshaw	16,200	100,050	360	116,610
Peter U. Karlsson	16,200	66,950	360	83,510
Frank B. Wyatt, II	16,200	59,289	360	75,849
Frank M. Drendel	16,200	68,726	144	85,070

(6)	Mr. Olson has announced that he will retire from his position as Executive Vice President and Chief Financial Officer on March 31, 2018.
(7)	Mr. Crenshaw retired from his position as Executive Vice President and Chief Operating Officer effective December 31, 2017.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in 2017

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Underlying Options (#)	Option Awards ($/sh)	Option Awards ($)
Marvin S. Edwards, Jr.
2017 AIP(2)		660,156	1,320,313	2,772,656	—	—	—	—	—	—	—
2017 RSU(3)	2/27/2017	—	—	—	—	—	—	61,452	—	—	2,333,332
2017 PSU(4)	2/27/2017	—	—	—	30,726	61,452	92,178	—	—	—	2,333,332
2017 Stock Option(5)	2/27/2017	—	—	—	—	—	—	—	148,525	37.97	2,333,328
Mark A. Olson
2017 AIP(2)		269,873	539,746	1,133,466	—	—	—		—	—	—
2017 RSU(3)	2/27/2017	—	—	—	—	—	—	13,168	—	—	499,989
2017 PSU(4)	2/27/2017	—	—	—	6,584	13,168	19,752	—	—	—	499,989
2017 Stock Option(5)	2/27/2017	—	—	—	—	—	—	—	31,826	37.97	499,986
Randall W. Crenshaw
2017 AIP(2)		316,100	632,200	1,327,621	—	—	—	—	—	—	—
2017 RSU(3)	2/27/2017	—	—	—	—	—	—	14,924	—	—	566,664
2017 PSU(4)	2/27/2017	—	—	—	7,462	14,924	22,386	—	—	—	566,664
2017 Stock Option(5)	2/27/2017	—	—	—	—	—	—	—	36,070	37.97	566,660
Peter U. Karlsson
2017 AIP(2)		233,747	467,495	981,739	—	—	—	—	—	—	—
2017 RSU(3)	2/27/2017	—	—	—	—	—	—	10,973	—	—	416,645
2017 PSU(4)	2/27/2017	—	—	—	5,487	10,973	16,460	—	—	—	416,645
2017 Stock Option(5)	2/27/2017	—	—	—	—	—	—	—	26,522	37.97	416,661
Frank B. Wyatt, II
2017 AIP(2)		180,687	361,374	758,886	—	—	—	—	—	—	—
2017 RSU(3)	2/27/2017	—	—	—	—	—	—	7,900	—	—	299,963
2017 PSU(4)	2/27/2017	—	—	—	3,950	7,900	11,850	—	—	—	299,963
2017 Stock Option(5)	2/27/2017	—	—	—	—	—	—	—	19,096	37.97	299,998
Frank M. Drendel
2017 AIP(2)		147,500	295,000	619,500	—	—	—	—	—	—	—
2017 RSU(3)	2/27/2017	—	—	—	—	—	—	9,832	—	—	373,321
2017 PSU(4)	2/27/2017	—	—	—	4,916	9,832	14,748	—	—	—	373,321
2017 Stock Option(5)	2/27/2017	—	—	—	—	—	—	—	23,764	37.97	373,332

(1)	The equity awards granted on February 27, 2017 were approved by the Compensation Committee on February 21, 2017.
(2)

Reflects the range of awards that could potentially have been earned during 2017 under our AIP. The “Threshold” column represents the minimum amount payable when threshold performance is met for all three performance metrics. The amounts actually earned are included under the column entitled “—Non-Equity Incentive Plan Compensation” in our Summary Compensation Table for 2017.

(3)	Reflects RSUs granted in 2017. These grants vest in equal annual installments over three years beginning on the first anniversary of the grant date.
(4)

Reflects potential share payouts with respect to PSUs granted in 2017 at threshold, target and maximum. The “Threshold” column represents the minimum amount payable (50% of target payout) when threshold performance is met. The “Target” column represents the amount payable (100% of target payout) if the specified performance targets are reached. The “Maximum” column represents the maximum amount payable (150% of target payout). To the extent the performance goals are met, earned shares vest 50% on the second anniversary of the grant date and 50% on the third anniversary. The performance is measured based on the AOI for 2017 and based on such performance, none of the PSUs granted are eligible to vest.

(5)

Reflects stock options granted in 2017. These grants vest in equal annual installments over three years beginning on the first anniversary of the grant date. These options have a ten-year term and provide pro rata vesting upon retirement.

Narrative Supplement to Summary Compensation Table for 2017 and Grants of Plan Based Awards in 2017 Table

The terms of our cash incentive plans and equity incentive awards are described under “—2017 Compensation Analysis” above, our employment and severance agreements are described under “—Potential Payments upon Termination or Change in Control—Employment and Severance Protection Agreements” below, and our nonqualified deferred compensation plans are described under “—Nonqualified Deferred Compensation for 2017” below.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at December 31, 2017

The following table provides information regarding outstanding stock options and stock awards held by our NEOs as of December 31, 2017.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

Marvin S. Edwards, Jr.	1/20/2010	159,147	(1)	—	—	8.55	1/20/2020	—	—	—	—
	1/26/2011	1,419,033	(1)	—	—	5.74	1/26/2021	—	—	—	—
	2/24/2015	47,044	(2)	47,044	—	30.76	2/24/2025	29,337	1,109,819	—	—
	2/23/2016	36,944	(2)	73,889	—	24.94	2/23/2026	97,442	3,686,231	—	—
	2/27/2017	—	(2)	148,525	—	37.97	2/27/2027	61,452	2,324,729	30,726	1,162,365
Mark A. Olson	1/26/2011	8,141	(1)	—	—	5.74	1/26/2021	—	—	—	—
	2/24/2015	12,578	(2)	12,579	—	30.76	2/24/2025	7,845	296,776	—	—
	2/23/2016	11,083	(2)	22,167	—	24.94	2/23/2026	29,232	1,105,847	—	—
	2/27/2017	—	(2)	31,826	—	37.97	2/27/2027	13,168	498,145	6,584	249,073
Randall W. Crenshaw	1/26/2011	13,092	(1)	—	—	5.74	1/26/2021	—	—	—	—
	2/24/2015	16,352	(2)	16,352	—	30.76	2/24/2025	10,197	385,753	—	—
	2/23/2016	12,930	(2)	25,861	—	24.94	2/23/2026	34,104	1,290,154	—	—
	2/27/2017	—	(2)	36,070	—	37.97	2/27/2027	14,924	564,575	7,462	282,287
Peter U. Karlsson	2/24/2015	9,056	(2)	9,057	—	30.76	2/24/2025	5,648	213,664	—	—
	2/23/2016	7,204	(2)	14,408	—	24.94	2/23/2026	19,001	718,808	—	—
	2/27/2017	—	(2)	26,522	—	37.97	2/27/2027	10,973	415,109	5,486	207,535
Frank B. Wyatt, II	2/24/2015	8,805	(2)	8,805	—	30.76	2/24/2025	5,491	207,725	—	—
	2/23/2016	6,788	(2)	13,577	—	24.94	2/23/2026	17,904	677,308	—	—
	2/27/2017	—	(2)	19,096	—	37.97	2/27/2027	7,900	298,857	3,950	149,429
Frank M. Drendel	3/24/2009	309,126	(1)	—	—	2.96	3/24/2019	—	—	—	—
	1/20/2010	560,811	(1)	—	—	8.55	1/20/2020	—	—	—	—
	1/26/2011	639,678	(1)	—	—	5.74	1/26/2021	—	—	—	—
	2/24/2015	13,836	(2)	13,837	—	30.76	2/24/2025	8,629	326,435	—	—
	2/23/2016	10,344	(2)	20,689	—	24.94	2/23/2026	27,285	1,032,192	—	—
	2/27/2017	—	(2)	23,764	—	37.97	2/27/2027	9,832	371,945	4,916	185,972

(1)	Represents options which were fully vested as of December 31, 2017.
(2)

Represents options granted in 2017, 2016 and 2015. The 2017 and 2016 options vest and become exercisable, subject to the continued employment of the NEO, annually over three years beginning on the first anniversary of the grant date. The 2015 options vest and become exercisable, subject to the continued employment of the NEO, with 50% vesting on the second anniversary of the grant date and 50% vesting on the third anniversary of the grant date. Pro rata vesting occurs upon retirement.

(3)	The options expire on the tenth anniversary of the date of grant.
(4)

Represents RSUs granted in 2017, 2016 and 2015 and PSUs granted in 2016 and 2015 that are eligible for vesting. The RSUs vest, subject to the continued employment of the NEO, annually over three years beginning on the first anniversary of the grant date. The PSUs vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, subject to continued employment of the NEO. The actual performance factors were 115.6% and 78.1% of target for the 2016 and 2015 awards, respectively.

(5)	Represents PSUs granted in 2017, assuming threshold performance. AOI for 2017 was below the PSU threshold level, and therefore none of the PSUs granted are eligible to vest.
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EXECUTIVE COMPENSATION

Option Exercises and Stock Vested for 2017

The following table provides information concerning the exercise of stock options and vesting of stock awards during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Marvin S. Edwards, Jr.	150,000	4,825,527	47,156	1,766,990
Mark A. Olson	60,000	1,947,093	13,189	494,352
Randall W. Crenshaw	25,000	783,826	16,434	615,812
Peter U. Karlsson	46,780	1,566,193	9,123	341,860
Frank B. Wyatt, II	291,268	10,042,221	8,765	328,419
Frank M. Drendel	-	-	13,617	510,182

Nonqualified Deferred Compensation for 2017

The Nonqualified Deferred Compensation table reflects information about the SERP and the DCP for 2017.

SERP

The SERP is an unfunded defined contribution type retirement plan maintained for the benefit of a select group of our management and/or highly compensated employees. The SERP provides for an annual credit by the Company to each participating NEO’s account in an amount equal to 5% of such participant’s base salary and AIP bonus for the respective year up to a cap (which in 2017 was $270,000), plus 15% of the amount in excess of the cap. Equity-based compensation is not taken into account for purposes of the SERP. In addition to annual contributions, participants’ accounts generally accrue interest each year. We review the interest rate annually and set the interest rate for 2017 at 5%. There have been no participants added to the SERP since 2005.

There are generally no payments to participants from the SERP until retirement at age 55 or older with at least 10 years of service, or at age 65 without regard to any service requirement. Pursuant to the terms of the SERP, a participant generally will receive the full value of his or her account balance upon the participant’s termination or resignation for any reason once eligible for retirement. However, participants (or participant’s beneficiaries, in the case of a participant’s death) may also receive benefits prior to retirement in the following situations: (1) if the participant dies before retirement; (2) if the participant experiences a disability (as defined in the SERP) before beginning to receive any SERP benefits; (3) if the participant’s employment is involuntarily terminated, for reasons other than for cause; or (4) if the participant terminates employment for any reason other than for cause within two years after a change in control of the Company. Payment to the SERP participants generally occurs the first day of the seventh month following separation from service, except that payments resulting from termination following a change in control or terminations due to disability are paid as soon as practicable following such termination.

Messrs. Edwards, Wyatt and Drendel are vested in their SERP accounts and eligible for retirement, so they would receive their account balance if their employment terminated for any reason. Mr. Karlsson is currently vested in his SERP accounts and, though he is not eligible for retirement, he is eligible to receive the full value of his SERP account upon any termination of employment, other than for cause. Mr. Crenshaw retired as Executive Vice President and Chief Operating Officer effective December 31, 2017 and will receive the full value of his SERP account in 2018.

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DCP

The DCP permits a select group of our management, including the NEOs, to defer up to 90% of their compensation (including base salary and AIP bonus payments). Participants may invest the amounts credited to their accounts in one or more notional investments that are substantially the same as the investment offerings provided under our 401(k) plan. Participants’ accounts are 100% vested at all times and we do not provide matching or other Company contributions to the DCP. In general, a participant may elect to receive a distribution in a lump sum or annual installments over a period of two to ten years, which distribution will commence, per the participant’s election, as follows:

•

For deferrals attributable to any period before December 31, 2016, as soon as practical following (i) the participant’s separation from service, or (ii) the earlier of (A) a specific date which occurs no earlier than two years from the end of the year in which the compensation is credited, or (B) the date of his or her separation (provided that if separation is due to retirement, payments will commence as of the elected specified date).

•

For deferrals attributable to any period on or after January 1, 2017, as soon as practical following (i) the first day of the seventh month after the participant’s separation from service, or (ii) the earlier of (A) a specific date which occurs no earlier than two years, and no later than five years, from the end of the year in which the compensation is credited, or (B) the first day of the seventh month after his or her separation (provided that if separation is due to retirement, payments will commence as of the elected specified date).

Upon a participant’s death or disability, or upon the occurrence of a change in control of the Company, the participant’s entire balance will be paid to him or her (or the participant’s estate or beneficiary, as applicable) in a lump sum.

The following table depicts the value of benefits accumulated by our NEOs under the SERP and the DCP as of December 31, 2017.

Nonqualified Deferred Compensation

Name	Plan	Executive contributions in last fiscal year(1)($)	Registrant contributions in last fiscal year(2)($)	Aggregate earnings (loss) in last fiscal year(3)($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end(4)($)

Marvin S. Edwards, Jr.	SERP	—	163,777	147,870	—	3,269,055
	DCP	107,797	—	352,210	—	2,961,504
Mark A. Olson	SERP	—	—	—	—	—
	DCP	—	—	212,693	—	1,866,874
Randall W. Crenshaw	SERP	—	100,050	112,620	—	2,465,076
	DCP	572,252	—	277,162	403,226	3,256,756
Peter U. Karlsson	SERP	—	66,950	49,733	—	1,111,341
	DCP	206,202	—	209,843	—	1,569,156
Frank B. Wyatt, II	SERP	—	59,289	72,994	—	1,592,156
	DCP	—	—	—	—	—
Frank M. Drendel	SERP	—	68,726	264,892	—	5,631,465
	DCP	—	—	—	—	—

(1)

Reflects executive contributions made in 2017 for salary deferral and executive contributions made in 2017 for deferral of AIP bonus payments as included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)

Registrant contributions to the SERP are equal to 5% of participant’s base salary and AIP bonus payment up to a cap (which in 2017 was $270,000), plus 15% of the amount in excess of the cap. Contributions to the SERP are included in the Summary Compensation Table in the “All Other Compensation” column. The Company does not provide matching or other Company contributions to the DCP.

(3)

With respect to the SERP, the portion of the aggregate earnings that are “above market” is included in the Summary Compensation table in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

(4)	Includes amounts that were reported in the Summary Compensation Table for 2017, 2016 and 2015.

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EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

Employment and Severance Protection Agreements

Each of our NEOs is party to an employment agreement or severance protection agreement that entitles him to receive certain payments upon a qualifying termination of employment.

Employment Agreements with Messrs. Edwards, Olson and Crenshaw

We are party to an employment agreement with Mr. Edwards which expires on December 31, 2018, subject to automatic renewal for additional one-year periods unless the Company gives written notice of non-renewal at least 90 days prior to such date. Pursuant to the agreement, in the event Mr. Edwards’ employment is terminated by the Company by notice of non-renewal of the term of the agreement, by the Company for any reason other than for cause or disability or by the executive for good reason, in each case regardless of whether a change in control has occurred. Mr. Edwards will be entitled to receive his accrued compensation and each of the following:

•

severance pay in an amount equal to two times the sum of (A) his then current base salary, and (B) his base salary multiplied by 1.25, payable in equal monthly installments over two years (the Termination Benefits Period) or, upon termination within twenty-four months following a change in control, in a lump sum;

•

a prorated bonus under the AIP for the fiscal year in which his termination of employment occurs, based on actual performance and payable at the same time the Company pays bonuses to its other executive officers;

•

a cash payment equal to the cost we would have incurred had he continued group medical, dental, vision and/or prescription drug benefit coverage for himself and his eligible dependents during the Termination Benefits Period, payable in periodic installments in accordance with our payroll practice (the Medical Coverage Payments); and

•

if at the end of the Termination Benefits Period, he is not employed by another entity (including self-employment), then for six months (or his earlier re-employment) he will receive (i) an additional monthly payment equal to one-twelfth of the sum of (A) his base salary and (B) his base salary multiplied by 1.25, and (ii) continuation of the Medical Coverage Payments (provided that such Medical Coverage Payments will not cease upon re-employment unless the executive obtains such coverage or benefits pursuant to the subsequent employer’s benefit plans).

For purposes of Mr. Edwards’ agreement, “good reason” includes material breach of the agreement, a material diminution in duties, failure to continue in his role as sole President and CEO without his prior written consent, any reduction in salary or target bonus opportunity, relocation of his place of employment by more than twenty-five miles without his prior written consent and our failure to nominate him to our Board.

If Mr. Edwards’ employment is terminated by the Company for cause or disability, by reason of his death or by the executive other than for good reason, we will pay to the executive his accrued compensation. In addition, in the event of Mr. Edwards’ death, his estate will be entitled to receive a prorated bonus under the AIP for the fiscal year in which his death occurs, payable at the same time the Company pays bonuses to its other executive officers and based on actual performance.

During 2017, we were party to employment agreements with Messrs. Olson and Crenshaw that were similar to Mr. Edwards’ employment agreement, except that potential severance under the agreements with Messrs. Olson and Crenshaw was equal to 0.85 times base salary, instead of 1.25 times.  As noted above, Mr. Olson has announced he will retire effective March 31, 2018, and Mr. Crenshaw retired as Executive Vice President and Chief Operating Officer effective December 31, 2017.  Mr. Crenshaw did not receive any severance upon his retirement, and Mr. Olson is not expected to receive any severance upon his retirement.

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EXECUTIVE COMPENSATION

Severance Protection Agreement with Mr. Karlsson

We are also a party to a severance protection agreement with Mr. Karlsson. His agreement is on a 1-year term automatically renewing on January 1 of each year unless the Company or Mr. Karlsson gives notice of non-renewal at least ninety (90) days prior to such date, except that the term may not expire prior to 24 months following a change in control of the Company (as defined in the agreement). Pursuant to the agreement, in the event that Mr. Karlsson’s employment is terminated within 24 months after a change in control of the Company (i) by the Company for any reason other than for cause or disability or (ii) by Mr. Karlsson for good reason (which definition includes, among other things, an adverse change in status or duties and a reduction in salary or benefits), Mr. Karlsson will be entitled to receive accrued compensation and each of the following:

•	severance pay in an amount equal to his then current base salary;
•	a prorated bonus for the fiscal year in which his termination occurs, based on the actual bonus that would have been payable to him for the year in which the termination occurs; and
•	continuation of Mr. Karlsson’s and his dependents’ health benefits for 12 months (the Termination Benefits Period).

If Mr. Karlsson’s employment is terminated by the Company within 24 months after a change in control for cause or disability, by reason of his death or by Mr. Karlsson other than for good reason, we will pay to him his accrued compensation and any earned but unpaid bonus or incentive compensation. In addition, in the case of a termination by the Company for disability or due to Mr. Karlsson’s death, he will receive a pro rata bonus for the year of termination, based on the actual bonus that would have been payable to him for the year in which the termination occurs.

Further, if Mr. Karlsson’s employment is terminated by the Company other than for cause at any time prior to the date of a change in control of the Company and such termination (i) occurred after we entered into a definitive agreement, the consummation of which would constitute a change in control of the Company or (ii) Mr. Karlsson reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a change in control, such termination will be deemed to have occurred after a change in control.

Severance Protection Agreement with Mr. Wyatt

We are party to a severance protection agreement with Mr. Wyatt. This severance protection agreement is on a 1-year term automatically renewing on January 1 of each year unless the Company or Mr. Wyatt gives notice of non-renewal at least ninety (90) days prior to such date, except that the term may not expire prior to 24 months following a change in control of the Company (as defined in the agreement). Pursuant to the agreement, in the event Mr. Wyatt’s employment is terminated within 24 months after a change in control of the Company (i) by the Company for any reason other than for cause or disability or (ii) by Mr. Wyatt for good reason (which definition includes, among other things, an adverse change in status or duties, a reduction in salary or benefits, and a relocation of Mr. Wyatt’s place of employment by more than twenty-five miles), Mr. Wyatt will be entitled to receive accrued compensation and each of the following:

•

severance pay in an amount equal to one and one-half times Mr. Wyatt’s then current base salary plus one and one-half times the target annual incentive payable to Mr. Wyatt under the AIP for the fiscal year immediately preceding the fiscal year of termination of employment;

•

a prorated bonus under the AIP for the fiscal year in which his termination occurs, based on the actual bonus paid or payable to Mr. Wyatt under the AIP in respect of the year immediately preceding the year of termination of employment;

•	continuation of Mr. Wyatt’s and his dependents’ and beneficiaries’ life insurance, disability, medical, dental and hospitalization benefits for 18 months (the Termination Benefits Period);
•	if, at the end of the Termination Benefits Period, Mr. Wyatt is not employed by another employer (including self-employment), then for six months (or his earlier re-employment with another entity)
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EXECUTIVE COMPENSATION

he will receive (i) an additional monthly payment equal to one-twelfth of his then current base salary plus one-twelfth of the target annual incentive payable to Mr. Wyatt for the fiscal year immediately preceding the fiscal year of termination of employment, and (ii) continuation of the benefits discussed in the bullet above (provided that such benefits will not cease upon re-employment unless Mr. Wyatt obtains such coverage or benefits pursuant to the subsequent employer’s benefit plans); and

•

reimbursement for (i) outplacement assistance services (up to 25% of the sum of Mr. Wyatt’s then-current year salary and prior year target bonus), (ii) tax and financial planning assistance (up to $2,000) and (iii) relocation expenses under certain circumstances.

If Mr. Wyatt’s employment is terminated by the Company within 24 months after a change in control of the Company for cause or disability, by reason of his death or by Mr. Wyatt other than for good reason, we will pay to Mr. Wyatt his accrued compensation and any earned but unpaid bonus or incentive compensation. In addition, in the case of a termination of employment by the Company for disability or due to Mr. Wyatt’s death, he will receive a pro rata bonus for the year of termination based on the actual bonus paid or payable to Mr. Wyatt under the AIP in respect of the year immediately preceding the year of termination.

Further, if Mr. Wyatt’s employment is terminated by the Company other than for cause at any time prior to the date of a change in control of the company and such termination (i) occurred after we entered into a definitive agreement, the consummation of which would constitute a change in control of the Company or (ii) Mr. Wyatt reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a change in control of the Company, such termination will be deemed to have occurred after a change in control.

Employment Agreement with Mr. Drendel

Mr. Drendel’s employment agreement expires on December 31, 2018, subject to automatic renewal for additional one-year periods unless the Company or Mr. Drendel gives written notice of non-renewal at least 90 days prior to such date. Pursuant to the agreement, in the event his employment is terminated by the Company by notice of non-renewal of the term of the agreement, by the Company for any reason other than for cause or by Mr. Drendel for any reason, in each case regardless of whether a change in control has occurred, he will be entitled to receive his accrued compensation and each of the following: (i) an amount (the Severance Payment) equal to two times the sum of (X) his base salary and (Y) his base salary multiplied by 0.50, payable in a lump sum payment within thirty days following termination; and (ii) a cash payment equal to the cost the Company would have incurred had he continued group medical, dental, vision and/or prescription drug benefit coverage for himself for 24 months following his termination of employment, payable in periodic installments in accordance with our payroll practice.

If Mr. Drendel’s employment is terminated by the Company for cause or by reason of his death, we will pay to him his accrued compensation. In addition, in the event of Mr. Drendel’s death, his estate will be entitled to receive the Severance Payment payable in a lump sum payment within thirty days following his death.

280G Tax Gross-Up Provisions

The employment agreements with Messrs. Edwards, Olson, Crenshaw and Drendel and the severance protection agreement with Mr. Wyatt provide for a gross-up payment by the Company in the event that the total payments the executive receives under the agreement, or otherwise (for example, due to accelerated vesting of equity), are subject to the excise tax under Section 4999 of the Internal Revenue Code. In such an event, we will pay an additional amount so that the executive is made whole on an after-tax basis from the effect of the excise tax. Mr. Karlsson’s severance protection agreement does not contain any provision with respect to gross-up payments or cut-backs in the event of such excise taxes.

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EXECUTIVE COMPENSATION

Restrictive Covenants

Messrs. Edwards’, Olson’s, Crenshaw’s and Drendel’s employment agreements each contain cooperation and confidentiality covenants that apply during and following the executives’ respective employment with the Company. The agreements also contain certain non-compete and non-solicitation obligations that continue for a certain period following termination of employment, as follows: 24 months, in the case of Messrs. Edwards, Olson and Crenshaw (and up to an additional six months if the executive continues to receive the benefits discussed above following the conclusion of the Termination Benefits Period) and 60 months, in the case of Mr. Drendel. Messrs. Karlsson’s and Wyatt’s severance protection agreements do not contain any restrictive covenants.

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EXECUTIVE COMPENSATION

The following table sets forth the estimated amount of the payments and benefits each of our NEOs would receive under the termination of employment scenarios identified therein, in each case assuming a termination of employment on December 31, 2017. The payments and benefits described and quantified below are in addition to the compensation and benefits that would already be vested upon a NEO’s termination of employment, including accrued but unpaid salary, accrued but unused vacation pay, amounts previously earned and deferred under the DCP and payments and benefits accrued under the 401(k) plan and the SERP. As noted above, Mr. Olson has announced that he will retire effective March 31, 2018, and Mr. Crenshaw retired as Executive Vice President and Chief Operating Officer on December 31, 2017. Mr. Olson is not expected to receive and Mr. Crenshaw did not receive any severance upon retirement.

Name	Payment	Termination for Cause ($)	Resignation Without Good Reason ($)	Death or Disability ($)	Termination Without Cause or Resignation for Good Reason Prior to a Change in Control ($)	Termination Without Cause or Resignation for Good Reason After a Change in Control ($)

Marvin S. Edwards, Jr.	Cash severance(1)	—	—	—	5,990,625	5,990,625
	AIP(3)	—	215,594	215,594	215,594	1,320,313
	Benefit continuation(4)	—	—	—	29,010	29,010
	Gross-Up(6)	—	—	—	—	—
	Total	—	215,594	215,594	6,235,229	7,339,948

Mark A. Olson	Cash severance(1)	—	—	—	2,960,000	2,960,000
	AIP(3)	—	88,135	88,135	88,135	539,746
	Benefit continuation(4)	—	—	—	29,010	29,010
	Gross-Up(6)	—	—	—	—	—
	Total	—	88,135	88,135	3,077,145	3,528,756

Randall W. Crenshaw	Cash severance(1)	—	—	—	3,468,750	3,468,750
	AIP(3)	—	103,232	103,232	103,232	632,200
	Benefit continuation(4)	—	—	—	28,953	28,953
	Gross-Up(6)	—	—	—	—	—
	Total	—	103,232	103,232	3,600,935	4,129,903

Peter U. Karlsson	Cash severance	—	—	—	555,000	555,000
	AIP(3)	—	—	76,337	76,337	467,495
	Pro rata bonus	—	—	—	—	76,337
	Benefit continuation	—	—	—	—	15,786
	Total	—	—	76,337	631,337	1,114,618

Frank B. Wyatt, II	Cash severance(1)	—	—	—	520,000	1,741,744
	AIP(3)	—	59,009	59,009	59,009	361,374
	Pro rata bonus(2)	—	—	—	—	551,114
	Benefit continuation(4)	—	—	—	—	31,898
	Other Benefits(5)	—	—	—	—	219,718
	Gross-Up(6)	—	—	—	—	—
	Total	—	59,009	59,009	579,009	2,905,848

Frank M. Drendel	Cash severance	—	1,785,000	1,785,000	1,785,000	1,785,000
	AIP(3)	—	48,171	48,171	48,171	295,000
	Benefit continuation	—	6,506	—	6,506	6,506
	Gross-Up(6)	—	—	—	—	—
	Total	—	1,839,677	1,833,171	1,839,677	2,086,506

(1)	Assumes that the executive is not self-employed or employed by another entity at the end of the Termination Benefits Period and, accordingly, receives an additional six months of severance.
(2)

Pursuant to the executive’s severance protection agreement, upon his termination of employment by the Company without cause, by the executive for good reason, or by reason of his death or disability, in each case within 24 months following a change in control of the Company, he would be entitled to a payment equal to the actual bonus paid to the executive with

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EXECUTIVE COMPENSATION

respect to the year prior to that in which the termination date occurs (in this case, 2016), prorated for the number of days the executive was employed during the year of such termination.
(3)

Pursuant to the terms of the AIP, in the event of a change in control of the Company (as defined in the AIP), within 30 days thereafter, we will pay to each participant immediately prior to such change in control (regardless of whether such participant remains in the employ of the Company following the change in control) an award equal to his or her target incentive for the AIP plan cycle then underway (prorated to the date of the change in control). Outside the context of a change in control of the Company, participants are eligible to receive a pro rata portion of their award, based upon actual achievement of applicable performance objectives, if their employment is terminated due to death, disability or retirement (at age 65 or at age 55 with at least 10 years of service with the Company, or earlier with prior approval of the Company). As of December 31, 2017, each of Messrs. Edwards, Olson, Crenshaw, Wyatt and Drendel was retirement eligible under the AIP.

(4)

Assumes that the executive is not self-employed or employed by another entity at the end of the Termination Benefits Period and, accordingly, receives an additional six months of benefits continuation.

(5)

Reflects reimbursement of outplacement expenses and for tax and financial planning services. Note that, in certain circumstances, Mr. Wyatt would also be entitled to reimbursement for costs of relocation following a termination of employment; however, estimates of these costs are not included in the amounts above.

(6)

Estimate of gross-up payment assumes acceleration of vesting our outstanding and unvested equity incentive awards, see below discussion under the heading “—Equity Incentive Awards.” Estimate of gross-up payment based on a 280G excise tax rate of 20%, a tax rate of 35% for federal, 1.45% for Medicare and an appropriate state tax rate.

SERP

Pursuant to the terms of the SERP, a participant generally will receive the full value of his account balance upon his termination or resignation for any reason once he is eligible for Retirement. Messrs. Edwards, Wyatt and Drendel are vested in their SERP accounts and eligible for Retirement, as was Mr. Crenshaw, so they would receive the amounts shown in the column of the Nonqualified Deferred Compensation table entitled “Aggregate balance at last fiscal year end” were their employment terminated for any reason on December 31, 2017.

Mr. Karlsson is currently vested in his SERP account and, though he is not eligible for Retirement, pursuant to the 2011 amendment to the SERP, he is eligible to receive the full value of his SERP account upon any termination of employment, other than for cause. The value of their SERP accounts is based on an assumed effective date of December 31, 2017 shown in the column of the Nonqualified Deferred Compensation table entitled “Aggregate balance at last fiscal year end.”

Payment to the SERP participants generally occurs on the first day of the seventh month following termination, except that payments resulting from termination following a change in control of the Company or terminations due to death or disability are paid as soon as practicable following such termination.

Equity Incentive Awards

The non-qualified option award agreements and the RSU award agreements under which the NEOs received awards in February 2015, 2016 and 2017 provide that all awards granted pursuant to those award agreements will become immediately vested and, in the case of option awards, become fully exercisable, in the event of any of the following:

•	the termination of a participant’s service due to death or disability,
•	a change in control of the Company in which the awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, or
•

a change in control of the Company in which the awards are assumed or equitably converted, but the participant’s employment is terminated without “cause” or the participant resigns for “good reason” within two years following the change in control.

The PSU agreements under which the NEOs received grants in February 2015, 2016 and 2017 provide for similar treatment as described above for the options and RSUs, provided that if the participant’s death or disability occurs during the performance period, the PSUs will be prorated and will vest based on actual achievement over the performance period. In the event of a change in control of the Company in which the awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, or a change in control of the Company in which the awards are

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EXECUTIVE COMPENSATION

assumed or equitably converted, but the participant’s employment is terminated without “cause” or the participant resigns for “good reason” within two years following the change in control, the PSUs will be prorated and will vest based on deemed performance of target level if the change of control falls within the first half of the performance period or based on the actual performance measured at the date of the change in control if the change in control falls within the second half of the performance period.

The following table presents the value (based on the Company’s closing stock price on December 29, 2017 of $37.83 or in the case of options, the excess of such closing stock price over the exercise price) of equity incentive awards that would become vested upon a termination due to death or disability, a change in control in which the awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, or a change in control in which the awards are assumed or equitably converted but the participant’s employment is terminated without “cause” or the participant resigns for “good reason” within two years following the change in control of the Company, assuming that any such events had occurred on December 31, 2017. The amounts for PSUs are based on actual performance factors for the 2015, 2016 and 2017 grants of 78.1%, 115.6%, and 0%, respectively.

	Change in Control			Death or Disability
	Options ($)	PSU ($)	RSU ($)	Options ($)	PSU ($)	RSU ($)

Marvin S. Edwards, Jr.	1,285,030	2,936,663	4,184,111	1,285,030	2,936,663	4,184,111

Mark A. Olson	374,667	861,471	1,039,303	374,667	861,471	1,039,303

Randall W. Crenshaw	448,957	1,026,377	1,214,116	448,957	1,026,377	1,214,116

Peter U. Karlsson	249,752	571,157	776,424	249,752	571,157	776,424

Frank B. Wyatt, II	237,259	541,639	642,278	237,259	541,639	642,278

Frank M. Drendel	364,509	830,707	899,824	364,509	830,707	899,824

Compensation-Related Risk Assessment

Our Compensation Committee, with the assistance of our management, through the human resources, finance and legal departments, has analyzed the potential risks arising from our compensation policies and practices and has determined that there are no such risks that are reasonably likely to have a material adverse effect on the Company.

CEO Pay Ratio

Under Commission rules, we are required to calculate and disclose the ratio of our median employee’s annual total compensation to the total annual compensation of our Chief Executive Officer.

To identify our median employee, we compiled a list of all worldwide full-time, part-time, seasonal and temporary employees employed by us and our consolidated subsidiaries as of October 31, 2017. The compensation measure we used to determine our median employee included annual base salary as of October 31, 2017; an estimate of overtime based on average overtime worked considering the job position and country of the employee; and incentive compensation based on targets. We believe this compensation measure is a reasonable measure that can be consistently applied to our over 20,000 employees across the world in order to yield an accurate representation of our median employee.

Mr. Edwards had 2017 annual total compensation of $8,499,365 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2017, calculated in the same manner as Mr. Edwards’ annual total compensation, was $10,219. As a result, Mr. Edwards’ annual total compensation is 832 times that of our median employee.

We have a team of over 20,000 employees to serve customers in over 100 countries through a network of more than 30 manufacturing and distribution facilities strategically located around the globe.  We utilize

2018 Proxy Statement	60

EXECUTIVE COMPENSATION

lower-cost geographies for high labor content products while investing in largely automated plants in higher-cost regions close to customers. Most of our manufacturing employees are located in lower-cost geographies such as Mexico, China, India and the Czech Republic and are compensated at the market rate based on their geographic location and their job type. This drives a higher pay ratio between our median employee and our Chief Executive Officer when compared to companies with primarily U.S. operations or those manufacturers that are not as labor intensive. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Commission rules.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017, with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)

Equity compensation plans approved by security holders	4,830,282	$13.01	12,092,433

Equity compensation plans not approved by security holders	—	—	—

Total	4,830,282	$13.01	12,092,433

2018 Proxy Statement	61

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors consists of the three directors named below, each of whom meets the independence standards of Nasdaq and the rules of the Commission.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis,” or CD&A, section of this Proxy Statement required by Item 402(b) of Regulation S-K promulgated by the Commission. Based on the Committee’s review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2017 Annual Report on Form 10-K and in this Proxy Statement.

Stephen C. Gray (Chair)
L. William Krause
Claudius E. Watts, IV

2018 Proxy Statement	62

STOCKHOLDER PROPOSALS FOR THE COMPANY’S 2019 ANNUAL MEETING

Stockholders who intend to present proposals at the 2019 Annual Meeting of Stockholders, or the “2019 Annual Meeting,” and who wish to have such proposals included in the proxy statement for such meeting, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, North Carolina 28602, and such notice must be received no later than November 20, 2018. Such proposals must meet the requirements set forth in the rules and regulations of the Commission, as well as the informational requirements and the other requirements related to stockholder proposals set forth in the Company’s Bylaws, in order to be eligible for inclusion in the Company’s proxy statement for its 2019 Annual Meeting.

Stockholders who wish to nominate directors or introduce an item of business at an annual meeting, without including such matters in the Company’s proxy statement, must comply with the informational requirements and the other requirements set forth in the Company’s Bylaws. Nominations or an item of business to be introduced at the 2019 Annual Meeting must be submitted in writing and received by the Company no earlier than January 4, 2019 and no later than February 4, 2019 (i.e., no more than 120 days and no less than 90 days prior to May 4, 2019, the first anniversary of the Annual Meeting). A copy of the Company’s Bylaws, which sets forth the informational requirements and other requirements, can be obtained from the Corporate Secretary of the Company.

2018 Proxy Statement	63

AVAILABLE INFORMATION

Our website (www.commscope.com) contains our Code of Conduct that applies to all of our directors, executive officers and senior financial and accounting officers, our Code of Ethics and Business Conduct that applies to all of our employees (including any subsequent amendments thereto or waivers therefrom), our Corporate Governance Guidelines and the charters of our Nominating and Corporate Governance, Audit and Compensation Committees, each of which can be downloaded free of charge.

Printed copies of our Code of Conduct, Code of Ethics and Business Conduct, Corporate Governance Guidelines and charters of our Nominating and Corporate Governance, Audit and Compensation Committees and any of our reports on Form 10-K, Form 10-Q and Form 8-K and all amendments to those reports, can also be obtained free of charge (other than a reasonable duplicating charge for exhibits to our reports on Form 10-K, Form 10-Q and Form 8-K) by any stockholder who requests them from our Investor Relations Department:

Investor Relations

CommScope Holding Company, Inc.

1100 CommScope Place, SE

Hickory, North Carolina 28602

U.S.A.

Phone: (828) 324-2200

E-mail: investor.relations@commscope.com

2018 Proxy Statement	64

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filings by CommScope under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the Commission or incorporated by reference into any other filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate them by reference into such filing.

The information on our website, www.commscope.com, is not, and should not be deemed to be, a part of this Proxy Statement, or incorporated into any other filings we make with the Commission.

2018 Proxy Statement	65

NOTICE OF INTERNET AVAILABILITY OF

PROXY MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 4, 2018

The Proxy Statement and Annual Report are available at

http://ir.commscope.com/annuals.cfm

BY ORDER OF THE BOARD OF DIRECTORS

Frank B. Wyatt, II
Secretary

March 20, 2018
Hickory, North Carolina

2018 Proxy Statement	66

ANNEX A – RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES

CommScope management believes that presenting operating income, net income, diluted EPS and cash flow information excluding certain special items provides meaningful information to investors in understanding operating results and may enhance investors' ability to analyze financial and business trends, when considered together with the GAAP financial measures.  In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

	Year Ended December 31,
	2016	2017
Reconciliation of Adjusted Operating Income
Operating income, as reported	$574.8	$477.6
Adjustments:
Amortization of purchased intangible assets	297.2	271.0
Restructuring costs, net	42.9	43.8
Equity-based compensation	35.0	41.9
Asset impairments	38.6	-
Purchase accounting adjustments(1)	0.6	-
Integration and transaction costs(2)	62.3	48.0
Total adjustments to operating income	476.6	404.7
Non-GAAP adjusted operating income	$1,051.4	$882.3

Reconciliation of Adjusted Net Income
Income (loss) before income taxes, as reported	$272.6	$209.7
Income tax expense, as reported	(49.7)	(16.0)
Net income (loss), as reported	$222.8	$193.8
Adjustments:
Total pretax adjustments to operating income	476.6	404.7
Pretax amortization of deferred financing costs and OID(3)	21.4	25.4
Pretax loss on debt transactions(4)	17.8	16.0
Pretax net investment gains(4)	(0.5)	(9.0)
Tax effects of adjustments and other tax items(5)	(218.9)	(210.5)
Non-GAAP adjusted net income	$519.2	$420.4

Diluted EPS, as reported	$1.13	$0.98

Non-GAAP diluted EPS(6)	$2.64	$2.14

Reconciliation of Adjusted Free Cash Flow
Cash flow generated by operating activities, as reported(7)	$640.2	$586.3
Less: Additions to property, plant and equipment	(68.3)	(68.7)
Adjustments:
Capital spending for BNS acquisition integration	6.1	-
Cash paid for integration and transaction costs	64.8	50.6
Non-GAAP adjusted free cash flow(7)	$642.8	$568.2
(1)	Reflects non-cash charges resulting from purchase accounting adjustments, including adjustments to the estimated fair value of contingent consideration payable.
(2)	Reflects integration costs primarily related to the acquisition of the BNS business, transaction costs related to potential and consummated acquisitions and costs related to secondary stock offerings.
(3)	Included in interest expense.
(4)	Included in other expense, net.
(5)

The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect. Given the complexities of the U.S. tax legislation enacted in late 2017, we applied a non-GAAP effective tax rate of 35% for the fourth quarter 2017, consistent with the adjusted rate in prior quarters of 2017.

(6)	Diluted shares used in the calculation of non-GAAP adjusted diluted EPS for the years ended December 31, 2017 and 2016 are 196.8 million and 196.5 million, respectively.
(7)

2016 excess tax benefits on equity based compensation have been reclassified in the cash flow statement as an operating activity rather than a financing activity in accordance with ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. In addition, 2016 debt redemption premium paid has been reclassified in the cash flow statement as a financing activity in accordance with ASU No. 2016-15, Cash Flow Classification of Certain Cash Receipts and Cash Payments.

Note: Components may not sum to total due to rounding.

2018 Proxy Statement	A-1

COMMSCOPE®

1100 CommScope Place, SE
Hickory, NC 28602
+1 828.324.2200

FSC www.fsc.org
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© 2018 CommScope, Inc. All Rights Reserved.
All trademarks identified by ® or ™ are registered trademarks or trademarks, respectively, of CommScope, Inc.

ANNUAL MEETING OF STOCKHOLDERS OF COMMSCOPE HOLDING COMPANY, INC. May 4, 2018 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The annual report, notice of meeting, proxy statement and proxy card are available at http://ir.commscope.com/annuals.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00003333030000000000 6 050418 1.Election of Directors: a. Austin A. Adamsb. Stephen C.Grayc. L.William Krause 2.Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018. FORAGAINSTABSTAINTHEBOARDOFDIRECTORSRECOMMENDSAVOTE"FOR"EACHOFTHENOMINEESLISTED,AND"FOR"PROPOSALS2AND3.PLEASESIGN,DATEANDRETURNPROMPTLYINTHEENCLOSEDENVELOPE.PLEASEMARKYOURVOTEINBLUEORBLACKINKASSHOWNHEREx3.Non-binding,advisoryvotetoapprovethecompensationpaidtoournamedexecutiveofficers.NOTE:Totransactanyotherbusinessthatmayproperlycomebeforetheannualmeetingoranyadjournmentorpostponementthereof.Thisproxywhenproperlyexecutedwillbevotedasdirectedhereinbytheundersignedshareholder.Ifnodirectionismade,thisproxywillbevotedFOReachofthenomineesinProposal1,andFORProposals2and3.To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted viathis method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF COMMSCOPE HOLDING COMPANY, INC. May 4, 2018 PROXYVOTINGINSTRUCTIONS INTERNET -Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE -Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL -Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON -You may vote your shares in person by attending the Annual Meeting. GO GREEN -e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The annual report, notice of meeting, proxy statement and proxy card are available at http://ir.commscope.com/annuals.cfm Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00003333030000000000 6 050418 THEBOARDOFDIRECTORSRECOMMENDSAVOTE"FOR"EACHOFTHENOMINEESLISTED,AND"FOR"PROPOSALS2AND3.PLEASESIGN,DATEANDRETURNPROMPTLYINTHEENCLOSEDENVELOPE.PLEASEMARKYOURVOTEINBLUEORBLACKINKASSHOWNHEREx1. Election of Directors: FOR AGAINST ABSTAIN a. Austin A. Adams b. Stephen C. Gray c. L. William Krause 2. Ratification of the appointment of Ernst & Young LLP as theCompany’s independent registered public accounting firm for2018. 3. Non-binding, advisory vote to approve the compensation paid toour named executive officers. NOTE: To transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof. This proxy when properly executed will be voted as directed herein by theundersigned shareholder. If no direction is made, this proxy will be voted FOReach of the nominees in Proposal 1, and FOR Proposals 2 and 3. To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted viathis method. Signature of Stockholder Date: SignatureofStockholderDate:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 COMMSCOPE HOLDING COMPANY, INC. Proxy for Annual Meeting of Stockholders on May 4, 2018 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Philip M. Armstrong, Jr. and Michael D. Coppin, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of CommScope Holding Company, Inc., to be held May 4, 2018 at 1:00 p.m. EDT at JPMorgan Chase, 383 Madison Avenue, New York, NY 10017, and at any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side.) 1.1 14475